                                                                     EXHIBIT 2.1

     PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT

================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                                   dated as of

                                 April 11, 2000

                                  by and among

                                 iManage, Inc.,

                           NetRight Technologies, Inc.

                                       and

                                THOUGHTSTAR, INC.

================================================================================

                               TABLE OF CONTENTS                        PAGE
                                                                        ----
1.     Merger .......................................................    1
       1.1    The Merger ............................................    1
       1.2    Closing Date; Effective Time of the Merger ............    1
       1.3    Effect of the Merger ..................................    2
       1.4    Articles of Incorporation; Bylaws .....................    2
       1.5    Directors and Officers ................................    2
       1.6    Actions at the Closing ................................    2
       1.7    Tax Consequences ......................................    3

2.     Effect on Capital Stock ......................................    3
       2.1    Capital Stock of Sub. .................................    3
       2.2    Cancellation of THOUGHTSTAR Common Stock ..............    3
       2.3    Conversion of THOUGHTSTAR Common Stock ................    4
       2.4    Adjustment of Exchange Ratio ..........................    5
       2.5    Fractional Shares .....................................    5
       2.6    Exchange of Certificates ..............................    5
       2.7    THOUGHTSTAR Stock Plan ................................    6
       2.8    THOUGHTSTAR Warrants ..................................    8

3.     Representations and Warranties of THOUGHTSTAR ................    8
       3.1    Existence; Good Standing ..............................    9
       3.2    Power, Authorization and Validity .....................    9
       3.3    Capitalization ........................................    9
       3.4    No Violation ..........................................   10
       3.5    Litigation ............................................   11
       3.6    Financial Statements; Indebtedness ....................   11
       3.7    Taxes .................................................   11
       3.8    No Breach or Default ..................................   13
       3.9    Absence of Certain Changes ............................   13
       3.10   Agreements and Commitments ............................   14
       3.11   Intellectual Property .................................   16
       3.12   Transactions with Affiliates ..........................   17
       3.13   Compliance with Laws; Governmental Authorizations .....   17
       3.14   Employees and Contractors .............................   18
       3.15   Full Disclosure .......................................   21
       3.16   No Reliance on Representations Regarding Forecasts ....   21
       3.17   Books and Records .....................................   21
       3.18   Insurance .............................................   21
       3.19   Customers .............................................   21
       3.20   Accounts Receivable ...................................   21
       3.21   Title to Properties ...................................   22
       3.22   Condition of Personal Property ........................   22
       3.23   Environmental Matters .................................   22
       3.24   Minute Books ..........................................   23

                               TABLE OF CONTENTS                        PAGE
                                  (Continued)                           ----
       3.25   Complete Copies of All Materials.......................   23
       3.26   No Brokers, Transaction Expenses.......................   23
       3.27   Disclaimer.............................................   23

4.     Representations and Warranties of iManage and Sub.............   24
       4.1    Existence; Good Standing...............................   24
       4.2    Power, Authorization and Validity of iManage and Sub...   24
       4.3    Capitalization.........................................   25
       4.4    No Violation...........................................   25
       4.5    SEC Documents; iManage Financial Statements............   25
       4.6    Full Disclosure........................................   26
       4.7    Investment.............................................   26
       4.8    No Brokers.............................................   26
       4.9    Valid Issuance.........................................   26
       4.10   Litigation.............................................   26
       4.11   No Material Adverse Change.............................   27

5.     Covenants of THOUGHTSTAR......................................   27
       5.1    Interim Operations.....................................   27
       5.2    Breach of Representations and Warranties...............   29
       5.3    Consents...............................................   30
       5.4    Reasonable Efforts.....................................   30
       5.5    Tax Returns............................................   30
       5.6    Access to Information..................................   30
       5.7    Delivery of Audited Financial Statements...............   30
       5.8    Termination of 401(k) Plan.............................   30
       5.9    Termination of Severance Plans.........................   30

6.     Covenants of iManage..........................................   31
       6.1    Breach of Representations and Warranties...............   31
       6.2    Consents...............................................   31
       6.3    Reasonable Efforts.....................................   31
       6.4    Access to Information..................................   31
       6.5    Loan to THOUGHTSTAR....................................   31
       6.6    Registration Rights Agreement..........................   32

7.     Additional Agreements.........................................   32
       7.1    Legal Conditions to the Merger.........................   32
       7.2    Employee Stock Options.................................   33
       7.3    THOUGHTSTAR Employee Benefits..........................   33
       7.4    Expenses...............................................   33
       7.5    Additional Agreements..................................   33
       7.6    Public Announcements...................................   34
       7.7    Confidentiality........................................   34

                               TABLE OF CONTENTS                                                        PAGE
                                  (Continued)                                                           ----
         7.8        NASD and SEC Filings ......................................................          35
         7.9        Tax-Free Reorganization ...................................................          35
         7.10       Indemnification ...........................................................          35
         7.11       Notification of Certain Matters ...........................................          36
         7.12       Sandy Lease, American Express Obligations .................................          36
         7.13       Shareholder Representative ................................................          36
         7.14       [****].....................................................................          36

8.       Conditions Precedent .................................................................          37
         8.1        Conditions to Each Party's Obligation to Effect the Merger ................          37
         8.2        Conditions of Obligations of iManage and Sub. .............................          37
         8.3        Conditions of Obligations of THOUGHTSTAR ..................................          39

9.       Termination, Amendment and Waiver ....................................................          40
         9.1        Termination ...............................................................          40
         9.2        Effect of Termination .....................................................          41
         9.3        Amendment .................................................................          41
         9.4        Extension; Waiver .........................................................          41

10.     Survival of Representations and Warranties; Indemnification; Liability ................          41
        10.1        Survival of Representations and Warranties ................................          41
        10.2        Indemnification by and Liability of the THOUGHTSTAR Shareholders ..........          41
        10.3        Limitations and Expiration ................................................          42
        10.4        Indemnification Procedures ................................................          43
        10.5        Expenses ..................................................................          43

11.     Further Acts ..........................................................................          43

12.     Miscellaneous .........................................................................          44
        12.1        Assignment ................................................................          44
        12.2        Governing Law .............................................................          44
        12.3        Notices ...................................................................          44
        12.4        Expenses ..................................................................          45
        12.5        Attorneys' Fees ...........................................................          45
        12.6        Dispute Resolution ........................................................          45
        12.7        Successors and Assigns ....................................................          45
        12.8        Counterparts ..............................................................          45
        12.9        Captions and Headings .....................................................          45
        12.10       Entire Agreement ..........................................................          45
        12.11       Waivers ...................................................................          45
        12.12       Severability ..............................................................          46
        12.13       Immediately Prior to the Effective Time of the Merger .....................          46


****CERTAIN INFORMATION ON THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                TABLE OF CONTENTS
                                   (continued)

EXHIBITS
A          Form of Agreement of Merger
B          Form of Employment Agreements
C          Form of Consulting Agreements
D          Form of Continuing Key Employee Option Agreements
E          Form of Promissory Note
F          Form of Registration Rights Agreement
G          Form of Letters of Representation and Agreement
H          Legal Opinion

DISCLOSURE SCHEDULES
1.6           Shareholders of THOUGHTSTAR
2.7           Optionholders of THOUGHTSTAR
2.8           Warrantholders of THOUGHTSTAR
3.2           Other Consents, Waivers, Authorizations, Filings, Approvals and Registrations
3.4           No Violation
3.5           Litigation
3.6           Financial Statements
3.7           Taxes
3.8           No Breach or Defaults
3.9           Absence of Certain Changes
3.10          Agreements and Commitments
3.11(a)       Intellectual Property
3.11(c)       Employee and Others
3.12          Transactions with Affiliates
3.13          Compliance with Laws; Governmental Authorizations
3.14(a)       Employees and Contractors of THOUGHTSTAR
3.14(e)       Employee Benefit Plans
3.14(g)       Employee Benefit Plan Failures
3.17          Books and Records
3.18          Insurance
3.20          Accounts Receivable
3.21          Title to Properties
3.22          Condition of Personal Property
3.26          Transfer Expenses

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION ("AGREEMENT") is made and entered into as of April 11, 2000 by and among, iManage, Inc., a Delaware corporation ("IMANAGE"), NetRight Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of iManage ("SUB"), and THOUGHTSTAR, INC., a Delaware corporation ("THOUGHTSTAR").

                                    RECITALS

        A. The Boards of Directors of each of iManage, Sub and THOUGHTSTAR believe it is in the best interests of each company and their respective shareholders that THOUGHTSTAR and Sub merge into a single company through the merger of THOUGHTSTAR with and into Sub (the "MERGER").

        B. Pursuant to such Merger, among other things, all of the issued and outstanding shares of THOUGHTSTAR Common Stock (the "THOUGHTSTAR COMMON STOCK"), shall be converted into shares of iManage Common Stock ("IMANAGE COMMON STOCK") and the right to receive the Merger Consideration (as defined in Section 2.3), and certain options to purchase THOUGHTSTAR Common Stock shall be assumed by iManage in the manner and on the terms set forth herein.

        C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises, agreements, warranties and provisions contained herein, the parties agree as follows:

        1.      Merger.

                1.1 The Merger. At the Effective Time of the Merger (as defined in Section 1.2), subject to and upon the terms and conditions of this Agreement and a Certificate of Merger in the form attached hereto as Exhibit A (the "MERGER AGREEMENT") between THOUGHTSTAR and Sub, THOUGHTSTAR shall be acquired by iManage through a merger of THOUGHTSTAR with and into Sub in accordance with the applicable provisions of the corporate laws of the State of Delaware. The Merger Agreement provides, among other things, the mode of effecting the Merger and the manner and basis of converting each issued and outstanding share of THOUGHTSTAR Common Stock. The Merger Agreement shall be executed by THOUGHTSTAR, iManage and Sub concurrently with the execution of this Agreement.

                1.2 Closing Date; Effective Time of the Merger. Unless this Agreement shall have been terminated pursuant to Section 9 hereof, the closing of the Merger (the "CLOSING") shall be held at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo

Alto, CA 94301-1825, on May 5, 2000 at 10:00 a.m. California Time, or at such other time and place as agreed in writing by the parties hereto. The date of Closing is referred to herein as the "CLOSING DATE." Upon delivery of all closing deliverables and satisfaction or waiver of each of the conditions set forth in Article 8, the parties shall cause the Merger to be consummated by causing the Merger Agreement to be filed with the Secretary of State of the State of Delaware in accordance with Delaware law. The Merger shall become effective as of the date that such filing is completed in accordance with applicable statutory requirements (the "EFFECTIVE TIME OF THE MERGER").

                1.3 Effect of the Merger. At the Effective Time of the Merger, the effect of the Merger shall be as provided pursuant to the terms and conditions of this Agreement, the Merger Agreement and the applicable provisions of Delaware law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time of the Merger, (i) THOUGHTSTAR shall be merged with and into Sub, (ii) the separate corporate existence of THOUGHTSTAR shall cease and (iii) the Merger shall have all the effects provided by Delaware law, this Agreement and the Merger Agreement. Sub shall be the surviving corporation in the Merger (and after the Merger is sometimes referred to herein as the "SURVIVING CORPORATION") and the separate corporate existence of Sub, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

                1.4 Articles of Incorporation; Bylaws.

                        (a) The Articles of Incorporation of Sub in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Corporation unless and until amended as provided by law and by such Articles of Incorporation.

                        (b) The Bylaws of Sub in effect immediately prior to the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

                1.5 Directors and Officers. The sole director of the Surviving Corporation shall be Mahmood Panjwani, and the officers of Sub immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation, in each case until their successors shall have been elected and qualified or until otherwise provided by law.

                1.6 Actions at the Closing. At the Closing, Sub, THOUGHTSTAR and iManage shall take such reasonable actions and execute and deliver such agreements and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement in accordance with its terms, including without limitation the following:

                        (a) The shareholders of THOUGHTSTAR (the "THOUGHTSTAR SHAREHOLDERS"), all of whom are listed on Schedule 1.6 of the Disclosure Schedules, will deliver to iManage certificates representing all issued and outstanding shares of the THOUGHTSTAR Common Stock, duly endorsed for transfer to iManage (or, subject to Section 2.6(a), affidavits of lost certificates), and THOUGHTSTAR and the THOUGHTSTAR Shareholders shall execute and deliver all other documents required herein, including without limitation (for the THOUGHTSTAR Shareholders) a Registration Rights Agreement as provided in Section 6.6 (the "REGISTRATION RIGHTS AGREEMENT");

                        (b) On the Closing Date prior to the Effective Time of the Merger THOUGHTSTAR shall deliver iManage an updated Schedule 1.6 hereto current as of the time immediately prior to the Effective Time of the Merger;

                        (c) iManage will execute and deliver to the THOUGHTSTAR Shareholders the Registration Rights Agreement and all other documents required by iManage and Sub; and

                        (d) iManage will execute and deliver Employment Agreements with Rebecca Boyce, Justin Call, James Clingenpeel, John Enslow, Russell Francis, Heather Gillespie, Greg Heaps, Mark Muday, Ben Plehal and Sam Tingley (each a "CONTINUING KEY EMPLOYEE" and, collectively, the "CONTINUING KEY EMPLOYEES") in substantially the forms attached hereto as Exhibit B (the "EMPLOYMENT AGREEMENTS") and will execute and deliver a Consulting Agreement and a Non-Compete and Non-Solicitation Agreement in substantially the forms attached hereto as Exhibit C (collectively, the "CONSULTING AGREEMENTS");

(the Merger Agreement, Registration Rights Agreement, Employment Agreements and Consulting Agreements sometimes collectively referred to as the "ANCILLARY AGREEMENTS").

                1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a tax-free reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended, and that this Agreement shall constitute a "plan of reorganization" within the meaning of the regulations thereunder.

        2. Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of iManage, Sub, THOUGHTSTAR or the holder of any shares of THOUGHTSTAR Common Stock:

                2.1 Capital Stock of Sub. All issued and outstanding shares of capital stock of Sub shall continue to be issued and shall be converted into 1,000 shares of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                2.2 Cancellation of THOUGHTSTAR Common Stock. All shares of THOUGHTSTAR Common Stock that are owned directly or indirectly by THOUGHTSTAR and any shares of THOUGHTSTAR Common Stock that are owned by iManage, Sub or any other Subsidiary of iManage shall be canceled, and no stock of iManage or other consideration shall be delivered in exchange therefor. In this Agreement, a "SUBSIDIARY" of a corporation or other entity means a corporation or other entity, the voting securities of which are sufficient to elect at least a majority of the Board of Directors or other managers of such corporation or other entity and which are owned or otherwise controlled directly or indirectly by such parent corporation or other entity.

                2.3 Conversion of THOUGHTSTAR Common Stock. Each issued and outstanding share of THOUGHTSTAR Common Stock as of the Closing Date (other than shares to be canceled pursuant to Section 2.2 hereof) shall be converted, without any action on the part of the holders thereof, into the right to receive the following (the "MERGER CONSIDERATION"):

                        (a) an amount of cash, without interest thereon; equal to (the "PRO RATA CASH AMOUNT"):

                                (i) four million five hundred thousand dollars
($4,500,000) less (x) the amount of any Transaction Expenses (as defined in Section 7.4) for which iManage has been provided with invoices that have been approved for payment by David Carter, as the representative of the THOUGHTSTAR Shareholders prior to the Effective Time of the Merger, and (y) the amount required for the repayment referred to in Section 8.2 (l), divided by

                                (ii) the aggregate of (x) the number of shares
of THOUGHTSTAR Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and (y) the number of shares of THOUGHTSTAR Common Stock issuable upon exercise or conversion of all THOUGHTSTAR Options (as defined in Section 2.7(a) below), warrants and other securities exercisable for or convertible into shares of THOUGHTSTAR Common Stock outstanding immediately prior to the Merger in the case of both (x) and (y), after giving effect to the actions contemplated by Sections 2.7(b) and 2.8(b) to the extent actually taken (the "CASH CONSIDERATION"), and

                        (b) the right to receive a number shares of iManage Common Stock (such number hereinafter referred to as the "EXCHANGE RATIO") calculated as follows:

                                (i) the numerator shall equal fourteen million
dollars ($14,000,000) divided by the average closing price per share for shares of iManage Common Stock during the ten (10) consecutive trading days ending two
(2) trading days prior to the Closing Date as reported by NASDAQ; provided, however, that if such price is at or below thirteen dollars ($13.00) per share, such price shall be deemed to be thirteen dollars ($13.00) per share and if such price is at or above thirty-three dollars ($33.00) per share, such price shall be deemed to be thirty-three dollars ($33.00) per share (the "AVERAGE PRICE PER SHARE"), and

                                (ii) the denominator shall equal the aggregate
of (x) the number of shares of THOUGHTSTAR Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and (y) the number of shares of THOUGHTSTAR Common Stock issuable upon exercise or conversion of all THOUGHTSTAR Options, warrants or other securities exercisable for or convertible into shares of THOUGHTSTAR Common Stock outstanding immediately prior to the Merger in the case of both (x) and (y), after giving effect to the actions contemplated by Sections 2.7(b) and 2.8(b) to the extent actually taken.

                        (c) Notwithstanding the foregoing, each THOUGHTSTAR Shareholder, other than David Carter, shall have the right to elect (each person making such an election being an "ELECTING SHAREHOLDER") to receive one dollar ($1.00) in cash in respect of each share of THOUGHTSTAR Common Stock held by such Electing Shareholder in lieu of the Pro Rata Cash Amount. In order to be an Electing Shareholder, a person must deliver a written notice to iManage that is received by iManage not later than three business days prior to the Effective Time of the Merger. In the event that an Electing Shareholder makes such an election, in addition to one dollar ($1.00) per share in cash, such Electing Shareholder shall receive, in respect of each share of THOUGHTSTAR Common Stock held by such Electing Shareholder, a number of shares of iManage Common Stock equal to (x) the number of shares of iManage Common Stock that such Electing Shareholder would have received in respect of such share of THOUGHTSTAR Common Stock had it not made the election pursuant to this
Section 2.3(c), less (y) a number of shares of iManage Common Stock (or fraction of a share) equal to the quotient of one dollar ($1.00) less the Pro Rata Cash Amount divided by the Average Price Per Share.

                        (d) In the event one or more THOUGHTSTAR Shareholders becomes an Electing Shareholder, the amount of Cash Consideration otherwise to be received by David Carter on the Merger shall be decreased by an amount equal to the product of (x) one dollar ($1.00) less the Pro Rata Cash Amount and (y) the aggregate number of shares of THOUGHTSTAR Common Stock owned by the THOUGHTSTAR Shareholders collectively immediately prior to the Merger (the "CARTER ADJUSTMENT"), and the number of shares of iManage Common Stock otherwise to be received by him shall increase, by a number equal to the quotient of the Carter Adjustment divided by the Average Price Per Share. Each THOUGHTSTAR Shareholder other than David Carter who is not an Electing Shareholder shall receive the amount of Cash Consideration or number of shares of iManage Common Stock that such THOUGHTSTAR Shareholder is entitled to receive pursuant to Sections 2.3(a) and (b), respectively, regardless of the number of THOUGHTSTAR Shareholders who become Electing Shareholders.

                2.4 Adjustment of Exchange Ratio. If, between the date that is two (2) trading days prior to the Closing Date and the Effective Time of the Merger, the outstanding shares of iManage Common Stock or THOUGHTSTAR Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, reorganization, recapitalization, stock split, reverse split, stock dividend, combination, exchange of shares or other readjustment, the Exchange Ratio shall be correspondingly adjusted.

                2.5 Fractional Shares. No fractional shares of iManage Common Stock will be issued, but in lieu thereof, each holder of shares of THOUGHTSTAR Common Stock who would otherwise be entitled to a fraction of a share of iManage Common Stock (after aggregating all fractional shares of iManage Common Stock to be received by such holder) shall be entitled to receive from iManage an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Average Price Per Share.

                2.6 Exchange of Certificates.

                        (a) THOUGHTSTAR Certificates Delivered at the Closing. At the Closing, the THOUGHTSTAR Shareholders shall deliver the certificates representing their shares of THOUGHTSTAR Common Stock (or affidavits of lost certificates) to be exchanged for the shares of iManage Common Stock in the Merger. In the event that any THOUGHTSTAR Shareholder delivers an affidavit of lost certificates of such Shareholder's THOUGHTSTAR Common Stock, such Shareholder shall simultaneously deliver to iManage such security or indemnity as may be required by iManage to save iManage harmless, in order to be entitled to receive Merger Consideration in respect of the THOUGHTSTAR Common Stock evidenced by the lost certificate.

                        (b) iManage to Provide Common Stock. Within ten (10) days following the Closing, iManage shall deliver to the THOUGHTSTAR Shareholders the certificates representing the shares of iManage Common Stock issuable, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 2.5 hereof, and, on the later of (x) the Closing and
(y) two business days after the date on which David Carter advises iManage that iManage has been presented with all invoices for Transaction Expenses pursuant to Section 2.3(a)(i), iManage shall deliver to the THOUGHTSTAR shareholders checks (or wire transfers) representing cash payable in respect of shares of THOUGHTSTAR Common Stock pursuant to Section 2 of this Agreement and the Merger Agreement in exchange for the shares of THOUGHTSTAR Common Stock surrendered pursuant to Section 2.6(a).

                        (c) Distributions With Respect to Unexchanged Shares. No dividends or other distribution on the iManage Common Stock shall be paid to the holder of any unsurrendered certificate until the holder of record of such certificate shall surrender such certificate (or affidavit of lost certificate) subject to the effect, if any, of applicable escheat and other laws. Following surrender of any such certificate (or affidavit), there shall be delivered to the person entitled thereto, without interest, the amount of dividends or other distributions theretofore paid with respect to the iManage Common Stock so withheld as of any date subsequent to the Effective Time of the Merger and prior to such date of delivery.

                        (d) No Further Ownership Rights in THOUGHTSTAR Common Stock. All shares of iManage Common Stock issued upon the surrender for exchange of shares of THOUGHTSTAR Common Stock in accordance with the terms hereof (including any cash paid in respect of fractional shares thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of THOUGHTSTAR Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of THOUGHTSTAR Common Stock that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

                2.7 THOUGHTSTAR Stock Plan.

                        (a) Schedule 2.7 of the Disclosure Schedules lists as of the date of this Agreement, all holders of outstanding options to purchase THOUGHTSTAR Common Stock (the "THOUGHTSTAR OPTIONS") issued and outstanding under the THOUGHTSTAR, Inc. Amended 1998 Stock Option Plan, including the number of shares of THOUGHTSTAR Common Stock subject to each such option, the exercise or vesting schedule, the exercise price per share and the term of each such option. On the Closing Date, THOUGHTSTAR shall deliver to iManage an updated
Schedule 2.7 hereto current as of the time immediately prior to the Effective Time of the Merger.

                        (b) THOUGHTSTAR shall use its best efforts to insure that (i) immediately prior to the Effective Time of the Merger all THOUGHTSTAR Options whether vested or unvested (except for options which would remain unvested immediately after the consummation of the Merger that are held by Continuing Key Employees (the "CONTINUING KEY EMPLOYEE OPTIONS")) shall be exercised (with any unvested THOUGHTSTAR Options other than Continuing Key Employee Options becoming immediately and fully vested) and (ii) at the Effective Time of the Merger each share of THOUGHTSTAR Common Stock issuable on such exercise shall be converted, without any action on the part of the holders thereof, into the right to receive the Merger Consideration and the Exchange Ratio issuable for shares of THOUGHTSTAR Common Stock by reason of the Merger.

                        (c) At the Effective Time of the Merger, the Continuing Key Employee Options, shall be assumed by iManage in accordance with this
Section 2.7. Each Continuing Key Employee Option so assumed by iManage under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Continuing Key Employee Option and/or as provided in the THOUGHTSTAR 1998 Amended Stock Option Plan (the "THOUGHTSTAR STOCK OPTION PLAN") governing such Continuing Key Employee Option as in effect on February 29, 2000, except that:

                                (i) such Continuing Key Employee Option will be
exercisable for that number of whole shares of iManage Common Stock equal to (x) the product of the number of shares of THOUGHTSTAR Common Stock that were issuable upon exercise of such Continuing Key Employee Option immediately prior to the Effective Time of the Merger and the Exchange Ratio, plus (y) a number of shares equal to the quotient determined by dividing (1) the product of the number of shares of THOUGHTSTAR Common Stock that were issuable upon exercise of such Continuing Key Employee Options and the Cash Consideration by (2) the Average Price Per Share and rounded down to the nearest whole number of shares of iManage Common Stock,

                                (ii) the per share exercise price for the shares
of iManage Common Stock issuable upon exercise of such assumed Continuing Key Employee Option will be equal to the quotient determined by dividing the aggregate exercise price of the THOUGHTSTAR Common Stock for which such Continuing Key Employee Option was exercisable immediately prior to the Effective Time of the Merger by the number of shares of iManage Common Stock issuable on the exercise of such Option, rounded up to the nearest whole cent, and

                                (iii) except as set forth in the Continuing
Employee Option Agreement, such Continuing Key Employee Option shall not be vested at the Effective Time of the Merger, but rather shall vest as follows: on the sixth-month anniversary of the Closing Date, twenty-five percent (25%) of each holder's Continuing Key Employee Options will vest, provided the holder is an employee of iManage or any of its affiliates, including Sub (iManage and such affiliates being hereinafter the "IMANAGE OPTION GROUP"), on such date, and thereafter one-eighteenth (1/18th) of each holder's remaining Continuing Key Employee Options shall vest per month, beginning on the seventh-month anniversary of the Closing Date, provided in each case that the holder has provided continuous service to the iManage Option Group during such period and is an employee of a member of the iManage Option Group on the applicable vesting date.

                        (d) Each Continuing Key Employee shall have executed and delivered to iManage an agreement in substantially the form attached hereto as Exhibit D (an "CONTINUING KEY EMPLOYEE OPTION AGREEMENT") in which such Continuing Key Employee agrees that on the Merger the terms of such employee's THOUGHTSTAR Options shall be as described in this Section 2.7. As soon as practicable after the Effective Time of the Merger, iManage will issue to each person who, immediately prior to the Effective Time of the Merger was a holder of one or more options that became a Continuing Key Employee Option, a written document evidencing the foregoing assumption of such holder's Continuing Key Employee Options by iManage. iManage shall file a Form S-8 Registration Statement in accordance with Section 7.2 to register the shares issuable upon exercise of the Continuing Key Employee Options.

                2.8 THOUGHTSTAR Warrants.

                        (a) Schedule 2.8 of the Disclosure Schedules lists as of the date of this Agreement, all holders of outstanding warrants to purchase THOUGHTSTAR Common Stock ("THOUGHTSTAR WARRANTS"), including the number of shares of THOUGHTSTAR Common Stock subject to each such warrant , the exercise price per share and the term of each warrant. On the Closing Date, THOUGHTSTAR shall deliver to iManage an updated Schedule 2.8 hereto current as of the time immediately prior to the Effective Time of the Merger.

                        (b) THOUGHTSTAR shall use its best efforts to insure that (i) immediately prior to the Effective Time of the Merger all outstanding THOUGHTSTAR Warrants shall be exercised and (ii) at the Effective Time of the Merger each share of THOUGHTSTAR Common Stock issuable on such exercise shall be converted, without any action on the part of the holders thereof, into the right to receive the Merger Consideration and the Exchange Ratio issuable for shares of THOUGHTSTAR Common Stock by reason of the Merger.

        3. Representations and Warranties of THOUGHTSTAR. When used in this
Section 3, the term "MATERIAL ADVERSE EFFECT" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of THOUGHTSTAR and its Subsidiaries, if any, taken as a whole.

When used in this Agreement to qualify any representation or warranty with respect to THOUGHTSTAR, the terms "knowledge" or "known to" or similar terms refer to the actual knowledge or conscious awareness of certain specific facts or circumstances related to such representation or warranty of the persons in the applicable knowledge group, after such inquiry, investigation and due diligence on the part of such persons as is commercially reasonable under the circumstances. The applicable knowledge group is: Justin Call, David Carter, John Enslow, Greg Heaps and Mark Muday.

Except as described or disclosed in the disclosure schedules (the "DISCLOSURE SCHEDULES") delivered to iManage and Sub and dated the date hereof, THOUGHTSTAR represents and warrants to iManage and Sub as follows.

                3.1 Existence; Good Standing. THOUGHTSTAR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. THOUGHTSTAR is qualified to do business as a foreign corporation and is in good standing under the laws of the State of Utah. THOUGHTSTAR does not own or lease real or personal property, maintain offices or have any employees, contractors or consultants in any jurisdiction outside of the State of Utah. THOUGHTSTAR neither has any Subsidiaries nor owns voting securities of any corporation, partnership or other entity. THOUGHTSTAR has all requisite corporate power and authority to own its properties and carry on its business as now conducted. THOUGHTSTAR has delivered a true and complete copy of its Certificate of Incorporation and Bylaws (or similar governing instruments), each as amended to date, to iManage or its counsel.

                3.2 Power, Authorization and Validity. THOUGHTSTAR has all requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is or is to be a party and, subject to the approval of THOUGHTSTAR Shareholders, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or is to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all necessary action (corporate or other) on the part of THOUGHTSTAR. This Agreement and the Ancillary Agreements to which it is or is to be a party have been or will be duly executed and delivered by THOUGHTSTAR and, subject to such approval by the THOUGHTSTAR Shareholders, constitute valid and binding obligations of THOUGHTSTAR, enforceable in accordance with their respective terms subject to the effect, if any, of applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (a "GOVERNMENTAL ENTITY"), is required by or with respect to THOUGHTSTAR in connection with the execution and delivery of this Agreement or any Ancillary Agreement to which it is or is to be a party or the consummation of the transactions contemplated hereby or thereby except for (i) the filing of the Merger Agreement with the Secretary of State of Delaware, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on
Schedule 3.2 of the Disclosure Schedules.

                3.3 Capitalization.

                        (a) The authorized capital stock of THOUGHTSTAR consists of thirty million (30,000,000) shares of Common Stock, $0.000001 par value, of which nine million four hundred twenty-eight thousand six hundred (9,428,600) are issued and outstanding and five million (5,000,000) shares of Preferred Stock. All issued and outstanding shares of Common Stock of THOUGHTSTAR have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of THOUGHTSTAR or any agreement to which THOUGHTSTAR is a party or by which THOUGHTSTAR is bound. All outstanding shares of Common Stock of THOUGHTSTAR have been issued in compliance with all federal, state and foreign securities laws.

                        (b) As of the date of this Agreement, 1,648,000 shares of THOUGHTSTAR Common Stock were reserved for issuance upon the exercise of the THOUGHTSTAR Options under the THOUGHTSTAR Stock Option Plan and 984,400 shares were reserved for issuance upon the exercise of THOUGHTSTAR Warrants. THOUGHTSTAR has provided iManage with a list of all outstanding THOUGHTSTAR Options, including all THOUGHTSTAR Options held by the Continuing Key Employees and the vesting schedules, and exercise prices and terms for such options and all outstanding THOUGHTSTAR Warrants.

                        (c) Except for the shares and THOUGHTSTAR Options and THOUGHTSTAR Warrants listed above, there are no options, warrants, calls, conversion rights, convertible debentures, commitments or agreements of any kind that obligate THOUGHTSTAR to issue, deliver or sell, or cause to be issued delivered or sold, additional shares of capital stock of THOUGHTSTAR or that obligate THOUGHTSTAR to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

                3.4 No Violation. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation of the Certificate of Incorporation or Bylaws (or similar instruments) of THOUGHTSTAR, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of THOUGHTSTAR under, (i) any material instrument, indenture, lease, mortgage or other agreement or contract to which THOUGHTSTAR is a party or by which THOUGHTSTAR or any of its assets or properties may be subject or (ii) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to THOUGHTSTAR or its assets or properties.

                The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of David Carter under, the terms or conditions of the Lease Agreement dated December 1, 1997 by and between Centennial Plaza Square, L.L.C. and David Carter covering the office premises at 45 West 10000 South, Sandy, Utah (the "SANDY LEASE").

                Except as set forth on Schedule 3.4 of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not require the consent of any third person with respect to the rights, licenses, franchises, leases or agreements of THOUGHTSTAR, or David Carter under the Sandy Lease, and will not have a Material Adverse Effect upon any such rights, licenses, franchises, leases or agreements.

                3.5 Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations or any other claims, pending or threatened in writing against THOUGHTSTAR, any of its assets or properties or any of THOUGHTSTAR's officers or directors related to their service as such. No reasonable basis for a suit, action, proceeding, investigation or claim exists due to the actions or omissions of THOUGHTSTAR or, to the knowledge of THOUGHTSTAR, due to the actions or omissions of third parties, and there are no orders, judgments, injunctions or decrees of any Governmental Entity with respect to which THOUGHTSTAR has been named or is a party which apply, in whole or in part, to the business of THOUGHTSTAR, any of its properties or any of THOUGHTSTAR's officers or directors, which could reasonably be expected to have a Material Adverse Effect. There have been no and are currently no suits, actions or proceedings initiated by THOUGHTSTAR; provided that there is possible action that could be initiated by THOUGHTSTAR as set forth in Schedule 3.5 of the Disclosure Schedules.

                3.6 Financial Statements; Indebtedness. Attached as Schedule 3.6 of the Disclosure Schedules are true and complete copies of THOUGHTSTAR's unaudited financial statements for the period from inception February 5, 1997 to March 31, 2000 (the "FINANCIAL STATEMENTS"; and March 31, 2000 is hereinafter referred to as the "DATE OF THE FINANCIAL STATEMENTS"). The Financial Statements fairly present in all material respects the financial condition of THOUGHTSTAR at the respective dates therein indicated and the results of operations for the respective periods therein specified. THOUGHTSTAR has no debt, liability or obligation of any nature, whether absolute, contingent or otherwise, and whether due or to become due, that is not disclosed in the Financial Statements and which exceeds individually or in the aggregate $10,000, except for those that may have been incurred (x) after the Date of the Financial Statements in the ordinary course of its business, and consistent with past practice, and (y) under contracts, leases and instruments disclosed in the Disclosure Schedules or entered into in the ordinary course of business and not required to be disclosed in the Disclosure Schedules.

                3.7 Taxes.

                        (a) Definitions. For purposes of this Agreement, the following definitions shall apply:

                                (i) The term "TAXES" shall mean all taxes,
however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                                (ii) The term "RETURNS" shall mean all reports,
estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                                (iii) The term "CODE" shall have the meaning set
out in Recital C hereof.

                        (b) Returns; Taxes Paid. THOUGHTSTAR has duly and timely filed or caused to be filed (after giving effect to any extensions validly obtained) all Returns required to be filed. THOUGHTSTAR has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of THOUGHTSTAR with respect to Taxes, other than liens for Taxes not yet due and payable. THOUGHTSTAR has not been at any time a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

                        (c) Tax Reserves. The amount of THOUGHTSTAR's liability for unpaid Taxes (whether actual or contingent) for all periods through the date hereof and the Closing Date does not and will not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to THOUGHTSTAR reflected on the Financial Statements (other than for taxes which have accrued after the date of such Financial Statements). No material liability for Taxes has been incurred since the date hereof (or will be incurred prior to Closing) other than in the ordinary course of business.

                        (d) Tax Filings. THOUGHTSTAR has never been a member of an affiliated group of corporations filing consolidated returns or a unitary group of corporations filing combined returns. THOUGHTSTAR is not (nor has it ever been) a party to any tax sharing agreement. THOUGHTSTAR does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to iManage.

                        (e) Tax Deficiencies; Audits; Statutes of Limitations. THOUGHTSTAR has never been audited by a government or taxing authority, nor is any such audit in process, or pending or threatened in a writing delivered to THOUGHTSTAR, its agents, employees or contractors. Except as set forth in
Schedule 3.7 of the Disclosure Schedules, no deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to Taxes of THOUGHTSTAR, and THOUGHTSTAR has not received any notice (either in writing or verbally, formally or informally) and does not expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid.

THOUGHTSTAR is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against THOUGHTSTAR or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of THOUGHTSTAR. THOUGHTSTAR has disclosed on its state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code
Section 6662 or comparable provisions of applicable state tax laws.

                        (f) Tax Elections and Special Tax Status. THOUGHTSTAR is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. THOUGHTSTAR is not a "consenting corporation" under Section 341(f) of the Code. THOUGHTSTAR has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to THOUGHTSTAR pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. THOUGHTSTAR is not required to make any payments that will not be fully deductible under Code
Section 162(m). THOUGHTSTAR has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method. THOUGHTSTAR is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

                        (g) Qualification of Reorganization. Neither THOUGHTSTAR nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Code Section 368(a).

                3.8 No Breach or Default. THOUGHTSTAR has not, in any material respect, breached or received any claim or threat that it has breached, any of the terms or conditions of any agreement, contract or commitment. There has been no breach or any claim or threat of breach of any of the terms or conditions of the Sandy Lease. Each such agreement, contract or commitment of THOUGHTSTAR and David Carter, as the case may be, is in full force and effect and is a legal, binding and enforceable obligation for or against THOUGHTSTAR or David Carter, as the case may be, and, except as set forth in Schedule 3.8 of the Disclosure Schedules and except for defaults fully remedied or resolved, is not subject to any material default thereunder of which THOUGHTSTAR has knowledge by any party obligated to THOUGHTSTAR or David Carter, as the case may be, pursuant thereto. To THOUGHTSTAR's knowledge, the parties to such agreements, contracts or commitments will fulfill their respective obligations under such agreements, contracts or commitments and are not threatened with insolvency.

                3.9 Absence of Certain Changes. Since the Date of the Financial Statements, except as disclosed on Schedule 3.9 of the Disclosure Schedules, there has not been any, with respect to THOUGHTSTAR:

                        (a) amendment or change in the Certificate of Incorporation or Bylaws of THOUGHTSTAR that has not otherwise been disclosed to iManage;

                        (b) capital expenditure by THOUGHTSTAR exceeding $10,000, individually or in the aggregate;

                        (c) destruction, damage to, or loss of any assets of THOUGHTSTAR (whether or not covered by insurance), either individually or in the aggregate exceeding $10,000;

                        (d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by THOUGHTSTAR;

                        (e) write-up or write-down by THOUGHTSTAR of any of its assets that would have a Material Adverse Effect;

                        (f) declaration, setting aside or payment of a dividend or other distribution with respect to the shares of capital stock of THOUGHTSTAR, or any direct or indirect redemption, purchase or other acquisition by THOUGHTSTAR of any of its shares of capital stock, or, except as contemplated hereby, any such other change in the equity structure of THOUGHTSTAR;

                        (g) increase in the salary or other compensation payable or to become payable by THOUGHTSTAR to any of its officers, directors, employees or contractors or the declaration, payment or commitment or any obligation of any kind for the payment by THOUGHTSTAR of a material bonus or other additional salary or compensation to any such person other than those payable in accordance with existing compensation arrangements or agreements;

                        (h) waiver or release of any right or claim of THOUGHTSTAR, including any write-off or other compromise of any account receivable of THOUGHTSTAR, in excess of $10,000, individually or in the aggregate;

                        (i) Material Adverse Effect;

                        (j) transaction, contract or commitment which provides for a period of performance by THOUGHTSTAR which extends beyond twelve months from the date hereof or involves payment or receipt after the date hereof of amounts in excess of $10,000 outside the ordinary course of business, except this Agreement and the transactions contemplated hereby; or

                        (k) negotiation or agreement by THOUGHTSTAR to do any of the things described in the preceding clauses (a) through (j), other than negotiations with iManage regarding the transactions contemplated by this Agreement.

                3.10 Agreements and Commitments. THOUGHTSTAR is not a party to any oral or written agreement, obligation or commitment of a type which is described below, except as disclosed on Schedule 3.10 of the Disclosure
Schedules:

                        (a) any contract, commitment, letter contract, quotation, purchase order, bid or proposal providing for payments by or to THOUGHTSTAR in an amount in excess of $10,000 per year;

                        (b) any license agreement as licensor or licensee (other than forms of standard non-exclusive software licenses granted to end-user customers in the ordinary course of business and consistent with past practice);

                        (c) any agreement by THOUGHTSTAR to encumber, transfer, grant rights to use or sell rights in or with respect to any Intellectual Property (as defined in Section 3.11 hereof), except for non-exclusive software licenses granted to end-user customers in the ordinary course of business, consistent with past practice, the form of which has been provided to iManage or its counsel and any Commercial Software. "COMMERCIAL SOFTWARE" shall mean packaged commercially available software programs generally available to the trade which have been licensed to THOUGHTSTAR pursuant to end-user agreements and which are used in THOUGHTSTAR's business, the form of which has been provided to iManage or its counsel;

                        (d) any agreement for the sale or lease of real or personal property involving more than $10,000 per year;

                        (e) any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer or other agreement for the reasonably anticipated distribution of more than $10,000 of THOUGHTSTAR's products during the term of such agreement;

                        (f) any joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

                        (g) any contract for goods or services involving more than $10,000 per year;

                        (h) any agreement or other document relating to noncompetition covenants by THOUGHTSTAR, the THOUGHTSTAR Shareholders, or THOUGHTSTAR's employees or contractors;

                        (i) any instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness and advances to employees and contractors incurred in the ordinary course of business, consistent with past practice;

                        (j) any collective bargaining agreement;

                        (k) any agreements that contain any unpaid severance liabilities or obligations;

                        (l) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

                        (m) any employment or consulting agreement, contract or commitment with an employee, contractor or individual consultant or salesperson or consulting or sales or distribution agreement, contract or commitment with a firm or other organization not terminable by THOUGHTSTAR on thirty (30) days' notice without liability;

                        (n) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                        (o) any fidelity or surety bond or completion bond;

                        (p) any agreement of indemnification or guaranty, including, without limitation, agreements with officers, directors, consultants, advisors and suppliers;

                        (q) any agreement, contract or commitment relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

                        (r) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit; or

                        (s) any other agreement, contract or commitment that involves amounts in excess of $10,000 or is not cancelable without penalty within 30 days.

                3.11 Intellectual Property.

                        (a) THOUGHTSTAR owns, or is licensed or otherwise possesses legally enforceable rights to use all copyrights and any applications therefor, technology, know-how and tangible and intangible proprietary information or material, and to the best of THOUGHTSTAR's knowledge owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, that are used or currently proposed to be used in the business of THOUGHTSTAR as currently conducted or as currently proposed to be conducted that are material to such business or where the failure to have such right would result or would reasonably be expected to result in a Material Adverse Effect (the "INTELLECTUAL PROPERTY"). Schedule 3.11(a) of the Disclosure Schedules sets forth a true and complete list of all patents and patent applications, registered and unregistered trademarks and service marks, registered copyrights, trade names and service marks and any applications therefor, included in the Intellectual Property owned by THOUGHTSTAR, and specifies the jurisdictions in which each such Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

                        (b) THOUGHTSTAR is not in violation of, and the execution and delivery of this Agreement by THOUGHTSTAR will not impair THOUGHTSTAR's rights (or alter the rights or obligations of any third person that is a party to any agreement, license or sublicense with THOUGHTSTAR) under or violate, any license, sublicense or other agreement where such violation or impairment would materially or adversely affect iManage's ability to use the rights granted THOUGHTSTAR. No claims with respect to the Intellectual Property, any trade secret of THOUGHTSTAR or any patents, trademarks, tradenames, service marks, copyrights or any applications therefor, technology, know-how, trade secrets or tangible or intangible proprietary information or material of any third party ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") (to the extent arising out of any use, reproduction, distribution of or manufacture, use or sale under such Third Party Intellectual Property Rights by or through THOUGHTSTAR), have been asserted or are, to the knowledge of THOUGHTSTAR, threatened by any person or entity against THOUGHTSTAR, nor does THOUGHTSTAR know of any valid grounds for any claims (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed by THOUGHTSTAR infringes on or misappropriates any patent, trademark, trade name, service mark, copyright or trade secret; (ii) against the use by THOUGHTSTAR of any patents, trademarks, trade names, service marks, copyrights, technology or trade secret used in THOUGHTSTAR's business as currently conducted or as currently proposed to be conducted; (iii) challenging the ownership, validity, enforceability or effectiveness of any Intellectual Property or any trade secret of THOUGHTSTAR; or (iv) challenging THOUGHTSTAR's license or legally enforceable right to use any Third Party Intellectual Property Rights.

                        (c) THOUGHTSTAR has no knowledge of any unauthorized use, infringement or misappropriation of any Intellectual Property owned by THOUGHTSTAR by any third party, including any employee, contractor, former employee or former contractor of THOUGHTSTAR. Schedule 3.11(c) of the Disclosure Schedules sets forth a true and complete list of all employees, contractors, former employees and former contractors who have been involved in the development of all patents, registered and unregistered trademarks and service marks, registered copyrights, trade names and service marks and any applications therefor, included in the Intellectual Property.

                        (d) THOUGHTSTAR has no knowledge that any Intellectual Property, trade secret of THOUGHTSTAR or Third Party Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by THOUGHTSTAR. THOUGHTSTAR has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, any trade secret of THOUGHTSTAR or any Third Party Intellectual Property Right other than in the ordinary course of business.

                3.12 Transactions with Affiliates. Except as disclosed on
Schedule 3.12 of the Disclosure Schedules, no current director or officer of THOUGHTSTAR or a member of his or her immediate family has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products which THOUGHTSTAR furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity which purchases from or sells or furnishes to THOUGHTSTAR, any goods or services, or
(iii) a beneficial interest in any contract or agreement listed or identified or required to be listed or identified in the Disclosure Schedules (under any section or subsection thereof); provided, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 3.12.

                3.13 Compliance with Laws; Governmental Authorizations. Except as disclosed on Section 3.13 of the Disclosure Schedules, THOUGHTSTAR has complied, and will be on the Closing Date in full compliance, in all material respects with all applicable, laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees, known to be applicable to THOUGHTSTAR or to the assets, properties and business of THOUGHTSTAR. THOUGHTSTAR has made all material filings with third parties, including government agencies and authorities, that are necessary in connection with its present business. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to THOUGHTSTAR (i) pursuant to which THOUGHTSTAR currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively referred to as "THOUGHTSTAR AUTHORIZATIONS"). The THOUGHTSTAR Authorizations are in full force and effect and constitute all authorizations required to permit THOUGHTSTAR to operate or conduct its business or hold any interest in its properties.

                3.14 Employees and Contractors.

                        (a) Schedule 3.14(a) of the Disclosure Schedules sets forth a true and complete list of all current employees and contractors of THOUGHTSTAR, including current date of hire, position, accrued vacation, wage or salary and bonus status. In addition, THOUGHTSTAR has provided to iManage or its legal counsel true and complete copies of all written, and to THOUGHTSTAR's knowledge a description of the terms of all oral, employment contracts, development contracts and consulting contracts of THOUGHTSTAR. All such contracts are valid and are in full force and effect in all material respects, and neither THOUGHTSTAR, nor any other party, is in breach or default of any such contract. THOUGHTSTAR has no written or oral agreement or commitment to pay any person anything of value upon or in connection with the termination of such person's employment or engagement by THOUGHTSTAR.

                        (b) All past and present directors, officers, employees, contractors and consultants of THOUGHTSTAR who have had and who have access to the Intellectual Property or other proprietary information of THOUGHTSTAR, have executed and delivered to THOUGHTSTAR agreements regarding the confidentiality and non-disclosure of such Intellectual Property and proprietary information and the assignment of all intellectual property rights to THOUGHTSTAR. THOUGHTSTAR has provided to iManage or its legal counsel true and complete copies of the form of all such agreements. With respect to THOUGHTSTAR, and to the knowledge of THOUGHTSTAR, with respect to the other party, all such agreements are valid and remain in full force and effect, and neither THOUGHTSTAR, nor to the knowledge of THOUGHTSTAR, any other party is in breach or default of any such agreement.

                        (c) THOUGHTSTAR has no knowledge of any employee or contractor of THOUGHTSTAR (other than David Carter) who intends to leave THOUGHTSTAR's employ in less than one year and, to the knowledge of THOUGHTSTAR, all such employees and contractors are capable of freely contracting with iManage for full time employment upon consummation of the transactions contemplated by this Agreement.

                        (d) To the knowledge of THOUGHTSTAR, no employee or contractor of THOUGHTSTAR is in material violation of any contract or agreement, or any restrictive covenant, relating to the right of any such employee or contractor to be employed by THOUGHTSTAR or with respect to security clearance, trade secrets or proprietary information of others, and the employment of any employee or contractor of THOUGHTSTAR does not subject THOUGHTSTAR to any liability to any third party.

                        (e) Set forth on Schedule 3.14(e) of the Disclosure Schedules is a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of THOUGHTSTAR or any trade or business (whether or not incorporated) which is a member or which is under common control with THOUGHTSTAR (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any Subsidiary of THOUGHTSTAR (together, the "EMPLOYEE PLANS"), and a copy of each Employee Plan has been provided to iManage.

                        (f) None of the Employee Plans provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither THOUGHTSTAR nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any THOUGHTSTAR employee (either individually or to THOUGHTSTAR employees as a group) or any other person that such employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                        (g) Except as set forth on Schedule 3.14(g) of the Disclosure Schedules, and to the knowledge of THOUGHTSTAR, all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to applicable provisions of ERISA and the Code, COBRA, the Health Insurance Portability and Accountability Act of 1996, and the Family Medical Leave Act of 1993, all as amended (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and THOUGHTSTAR has performed all obligations required to be performed by it under, is not in default under or violation of, and the THOUGHTSTAR Shareholders have no knowledge of any default or violation by any other party to, any of the Employee Plans.

                        (h) Each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either has received a favorable determination letter with respect to each such Employee Plan from the IRS, has pending before the IRS an application for such determination letter for each such Employee Plan or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination.

                        (i) THOUGHTSTAR does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither THOUGHTSTAR nor any ERISA Affiliate is a party to, has made or is required to make any contribution to, or otherwise incurred any obligation or liability (including contingent liability) under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither THOUGHTSTAR nor any ERISA Affiliate has any actual or potential withdrawal liability (including contingent liability) for any complete or partial withdrawal from any multi-employer plan.

                        (j) Nothing in any Employee Plan precludes or interferes with iManage's ability to cause Sub to terminate (or consolidate, at iManage's option) any Employee Plan after the Closing.

                        (k) Except as set forth on Schedule 3.14(g) of the Disclosure Schedules, none of the following now exists or has existed with respect to any Employee Plan:

                                (i) Any act or omission by THOUGHTSTAR
constituting a violation of Section 402, 403, 404 or 405 of ERISA;

                                (ii) Any act or omission by THOUGHTSTAR which
constitutes a violation of Sections 406 and 407 of ERISA and is not exempted by
Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the Code and is not exempted by Section 4975(d) of the Code;

                                (iii) Any act or omission by THOUGHTSTAR
constituting a violation of Section 503, 510 or 511 of ERISA;

                                (iv) Any act or omission by THOUGHTSTAR which
could give rise to liability under Section 502 of ERISA or under Sections 4972 or 4975 through 4980 of the Code;

                                (v) Any failure to file any Forms 5500 in a
timely manner; or

                                (vi) Any audits, inquiries or proceedings, or
threats of such, by the Department of Labor or the IRS.

                        (l) Except as set forth on Schedule 3.14(g) of the Disclosure Schedules, and to the knowledge of THOUGHTSTAR, each Employee Plan has been maintained in substantial compliance with its terms, and all contributions, premiums or other payments due from THOUGHTSTAR to (or under) any such Employee Plan have been fully paid or adequately provided for on the Financial Statements. All accruals thereon (including, where appropriate) proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis. There has been no amendment, written interpretation or announcement (whether or not written) by THOUGHTSTAR with respect to, or change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such plans or arrangements, individually or in the aggregate, above the level of expense incurred with respect thereto for the period from inception to the Date of the Financial Statements.

                        (m) THOUGHTSTAR has made available to iManage or its counsel true and complete copies of documents relating to each Employee Plan, including (without limitation) plan documents, plan amendments, insurance policies or contracts, individual participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests, Form 5500 reports, standard COBRA forms and notices, all registration statements and prospectuses, and any material employee communication relating to any Employee Plan.

                3.15 Full Disclosure. None of the representations or warranties made by THOUGHTSTAR (as modified by the information set forth in the Disclosure Schedules), nor any statement made in any Schedule or certificate furnished by THOUGHTSTAR to iManage pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements or facts contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                3.16 No Reliance on Representations Regarding Forecasts. In the negotiation and consideration of the transaction contemplated by this Agreement, THOUGHTSTAR has not relied upon any information or documents concerning iManage and its business condition except (i) information and documents that are publicly available, and (ii) representations and warranties made by iManage in this Agreement.

                3.17 Books and Records. Schedule 3.17 of the Disclosure Schedules sets forth a true and complete list and description of all banks or other financial institutions (including brokerage firms and money market mutual funds) in which THOUGHTSTAR keeps accounts, deposits, or cash balances or safety deposit boxes, including addresses, account and identification numbers, and the names of all persons who have the authority to draw on such deposits, accounts or balances or who have access to such boxes.

                3.18 Insurance. Schedule 3.18 of the Disclosure Schedules sets forth a true and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees, contractors, officers and directors of THOUGHTSTAR and all claims, including claims existing but not yet made, under any such insurance policy since the date of THOUGHTSTAR's inception. There is no claim by THOUGHTSTAR pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies and bonds have been paid and THOUGHTSTAR is otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). THOUGHTSTAR has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

                3.19 Customers. To the knowledge of THOUGHTSTAR, no material customer of THOUGHTSTAR has indicated that such customer intends or has under consideration a proposal to cease doing business with or to materially alter the amount of business done with THOUGHTSTAR in the normal course of business or as a result of the transaction contemplated herein.

                3.20 Accounts Receivable. Schedule 3.20 of the Disclosure Schedules sets forth a complete list of the accounts and notes receivable of THOUGHTSTAR as of the Date of the Financial Statements. All receivables of THOUGHTSTAR arose in the ordinary course of business at the aggregate amounts thereof, and are carried at values determined in accordance with GAAP consistently applied. To the knowledge of THOUGHTSTAR, none of the receivables of THOUGHTSTAR is subject to any claim of offset, recoupment, set-off or counterclaim and there are no facts or circumstances (whether asserted or unasserted) that would give rise to any such claim (except as may be reflected in reserves therefor in the Financial Statements). No receivables are contingent upon the performance by THOUGHTSTAR of any obligation or contract. No person has any lien, charge, pledge, security interest or other encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

                3.21 Title to Properties.

                        (a) Schedule 3.21 of the Disclosure Schedules sets forth a true and complete list of all real property owned or leased by THOUGHTSTAR and by David Carter for use by THOUGHTSTAR, and, in the case of leased real property, the name of the lessor, the aggregate monthly rental or other fee payable under any such lease and any cancellation provisions set forth in such lease. All such leases are in full force and effect and THOUGHTSTAR or David Carter, as the case may be, has not breached, or received any claim or threat that it has breached, any of the terms or conditions of any such lease.

                        (b) THOUGHTSTAR, and in the case of the Sandy Lease, David Carter, has good and marketable title to or in the case of leased properties and assets, valid leasehold interests in, all of its assets free and clear of all liens, charges or encumbrances. All leases of real or personal property to which THOUGHTSTAR, and in the case of the Sandy Lease, David Carter, is a party are fully effective and afford THOUGHTSTAR peaceful and undisturbed possession of the subject matter of the lease.

                3.22 Condition of Personal Property. Schedule 3.22 of the Disclosure Schedules sets forth a true and complete list of all of THOUGHTSTAR's tangible personal property, equipment and fixtures used in its business. All such property, equipment and fixtures are in good condition, reasonable wear and tear excluded, or in reasonably repairable condition, are valued at their historical cost less applicable depreciation.

                3.23 Environmental Matters.

                        (a) No underground storage tanks and no amount of any substance that has been designated by any state or federal Governmental Entity or by applicable state law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to such laws, but excluding office and janitorial supplies properly and safely maintained (a "HAZARDOUS MATERIAL"), is present, as a result of the actions of

THOUGHTSTAR, or, to the knowledge of THOUGHTSTAR, as of result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that THOUGHTSTAR has at any time owned, operated, occupied or leased.

                        (b) At no time prior to the Closing Date has THOUGHTSTAR transported, stored, used, manufactured, disposed of, released or exposed its employees, contractors or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has THOUGHTSTAR disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any state or federal Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activities.

                        (c) THOUGHTSTAR currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of THOUGHTSTAR's Hazardous Material Activities and other business activities of THOUGHTSTAR that are material to such activities or where the failure to have such Environmental Permits would result or reasonably be expected to result in a Material Adverse Effect.

                        (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of THOUGHTSTAR, threatened, concerning or relating to THOUGHTSTAR, any Environmental Permit or any Hazardous Materials Activity of THOUGHTSTAR. THOUGHTSTAR is not aware of any fact or circumstance that could involve THOUGHTSTAR in any environmental litigation or impose upon THOUGHTSTAR any environmental liability that would have a Material Adverse Effect.

                3.24 Minute Books. The minute books of THOUGHTSTAR made available to counsel for iManage contain true and complete minutes of all meetings of directors (and any committee thereof) and shareholders or actions by written consent since the time of incorporation of THOUGHTSTAR.

                3.25 Complete Copies of All Materials. THOUGHTSTAR has delivered or made available true and complete copies of each document (or summaries of same that are true and complete in all material respects) referenced or required to be referenced in this Agreement.

                3.26 No Brokers, Transaction Expenses. Neither THOUGHTSTAR nor either of the THOUGHTSTAR Shareholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated by this Agreement except for D.A. Davidson. Schedule
3.26 of the Disclosure Schedules sets forth the names, addresses and telephone numbers of each person to which THOUGHTSTAR has any liability for Transaction Expenses (as defined in Section 7.4(b)).

                3.27 Disclaimer. No promises or representations have been or are made by THOUGHTSTAR or any of the THOUGHTSTAR Shareholders except as expressly set forth in this Agreement, whether regarding THOUGHTSTAR's conduct of the business prior to the Closing, the operations of the business prior to the Closing, any projections or forecasts of the business or THOUGHTSTAR, or otherwise and iManage and Sub (and any shareholders thereof), in entering into this Agreement, have not relied on any representations or promises except as set forth in this Agreement. Except with respect to the warranties and representations specifically set forth in this Agreement, THOUGHTSTAR and THOUGHTSTAR Shareholders make no warranty, express or implied, whether of merchantability, suitability or fitness for a particular purpose, or quality as to any of the THOUGHTSTAR's assets, or any part thereof, or as to the condition or workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except as provided in this Agreement, THOUGHTSTAR's assets are to be conveyed hereunder "AS IS" on the date hereof and in their present condition, subject to reasonable use, wear and tear between the date hereof and the Closing Date, and iManage and Sub shall rely upon their own examination thereof.

        4. Representations and Warranties of iManage and Sub. iManage and Sub hereby represent and warrant to THOUGHTSTAR as follows:

                4.1 Existence; Good Standing. iManage is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each other Subsidiary of iManage is a corporation duly incorporated (or a company duly established) and in good standing under the laws of its respective jurisdiction of organization. Each of iManage and Sub is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by iManage or Sub therein or in which the transaction of its business makes such qualification necessary, except for jurisdictions in which the failure to be so qualified or to be in good standing would not have a Material Adverse Effect (as such term is defined at the beginning of Section 3, except that it shall refer to iManage, Sub and iManage's other Subsidiaries rather than THOUGHTSTAR) on iManage. Each of iManage and Sub has all requisite corporate power and authority to own its properties and carry on its business as now conducted.

                4.2 Power, Authorization and Validity of iManage and Sub. Each of iManage and Sub has all requisite legal and corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all necessary corporate action on behalf of iManage and Sub. This Agreement and the Ancillary Agreements have been or will be duly executed and delivered by iManage and Sub and constitute valid and binding obligations of iManage and Sub, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to iManage in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby except for (i) the filing of the Merger Agreement with the Secretary of State of Delaware and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws or otherwise.

                4.3 Capitalization.

                        (a) The authorized capital stock of iManage consists of one hundred million (100,000,000) shares of Common Stock, $0.001 par value, of which 21,955,705 are issued and outstanding and two million (2,000,000) shares of Preferred Stock. All issued and outstanding shares of Common Stock of iManage have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of iManage or any agreement to which iManage is a party or by which iManage is bound. All outstanding shares of Common Stock of iManage have been issued in compliance with all federal, state and foreign securities laws.

                        (b) As of the date of this Agreement, six million (6,000,000) shares of iManage Common Stock were reserved for issuance upon the exercise of the iManage options under the iManage Stock Option Plan and five hundred thousand (500,000) shares of iManage Common Stock were reserved for issuance under the iManage employee stock purchase plan.

                        (c) Except for the shares and iManage options listed above, there are no options, warrants, calls, conversion rights, convertible debentures, commitments or agreements of any kind that obligate iManage to issue, deliver or sell, or cause to be issued delivered or sold, additional shares of capital stock of iManage or that obligate iManage to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement.

                4.4 No Violation. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation of the Certificate of Incorporation or Bylaws (or similar instruments) of iManage or Sub, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or constitute a default or result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of iManage or Sub under, (i) any instrument, indenture, lease, mortgage or other agreement or contract to which iManage or Sub is a party or by which iManage or Sub or any of their assets or properties may be subject or (ii) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to iManage or Sub or their assets or properties. Except as set forth on Schedule 3.4, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not require the consent of any third person, except such consent as has been obtained, with respect to the rights, licenses, franchises, leases or agreements of iManage or Sub, and will not have a Material Adverse Effect upon any such rights, licenses, franchises, leases or agreements.

                4.5 SEC Documents; iManage Financial Statements. iManage has furnished or made available to THOUGHTSTAR complete copies of all reports or registration statements filed by it with the SEC under the Securities Exchange Act of 1934 (the "EXCHANGE ACT") for all periods subsequent to August 31, 1999, all in the form so filed (all of the foregoing being collectively referred to as the "SEC DOCUMENTS"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed documents with the SEC. The financial statements of iManage, including the notes thereto, included in the SEC Documents (the "IMANAGE FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of iManage at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments and the inclusion of footnotes). There has been no change in iManage accounting policies except as described in the notes to the iManage Financial Statements.

        iManage expects to be eligible to register securities on a Form S-3 Registration Statement on or about November 18, 2000.

                4.6 Full Disclosure. No representation or warranty by iManage or Sub in this Agreement contains any untrue statement of any material fact or omits to state any material fact necessary to make the statements or facts contained therein in light of the circumstances under which such statements were made, not misleading.

                4.7 Investment. iManage is acquiring the THOUGHTSTAR Common Stock for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof.

                4.8 No Brokers. Neither iManage nor Sub is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiating or execution of this Agreement or in connection with the transactions contemplated by this Agreement.

                4.9 Valid Issuance. The iManage Common Stock will, when issued in accordance with the provisions of this Agreement, be validly issued fully paid, nonassessable and issued in compliance with all applicable federal, California and Utah securities laws binding on iManage.

                4.10 Litigation. There is no action, suit, proceeding, claim, arbitration or, to iManage's knowledge, investigation, pending, or as to which iManage has received any notice of assertion against iManage which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement or the Ancillary Agreements.

                4.11 No Material Adverse Change. Since the date of the balance sheet included in iManage's annual report on Form 10-K, for the year ended December 31, 1999, there has been no Material Adverse Change in the business, assets (including intangible assets), financial condition or results of operations of iManage and its Subsidiaries, taken as a whole. References in this
Section 4.11 and elsewhere in this Agreement to Material Adverse Change with respect to iManage shall mean any material adverse change in the business, assets (including intangible assets), financial condition or results of operations of iManage and its Subsidiaries, taken as a whole; provided none of the following shall be deemed, either alone or in combination, to constitute such a Material Adverse Change (i) a change in the market price or trading volume of the iManage Common Stock, (ii) general industry or economic conditions affecting the U.S. or world economy as a whole, (iii) conditions affecting the software or business to business ecommerce industries, so long as such conditions do not affect iManage in a disproportionate manner as compared to companies of a similar size, or (iv) any disruption of customer, supplier or employee relationships resulting from the announcement of this Agreement or the consummation of the Merger or the transactions contemplated hereby.

                4.12 NASD and SEC Filings. iManage has filed all reports or registration statements with the SEC required under the Securities Exchange Act of 1934 (the "EXCHANGE Act"). The iManage Common Stock is eligible for trading on the Nasdaq National Market and iManage is in compliance with all applicable rules, regulations and other quantitative and qualitative listing criterion of the Nasdaq Stock Market to permit the continued eligibility of the Common Stock for trading on the Nasdaq National Market. iManage has not received any notice of a proceeding or investigation which could result in the delisting of the iManage Common Stock from NASDAQ, nor does it have any reason to believe that it might receive such notice or inquiry.

        5. Covenants of THOUGHTSTAR.

                5.1 Interim Operations.

                        (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time of the Merger (the "INTERIM PERIOD"), except as set forth in the Disclosure Schedules, and unless iManage has consented in advance in writing thereto, THOUGHTSTAR:

                                (i) Shall conduct its operations according to
its usual, regular and ordinary course in substantially the same manner as heretofore conducted; provided that in so conducting its operations THOUGHTSTAR shall consult with iManage (through Shams Rashid, Vice President Business Development or other person designated by iManage) no less than weekly as to such operations and shall not take action or allocate resources in a manner objected to by iManage;

                                (ii) To the extent consistent with its business,
shall use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers, employees and contractors and maintain satisfactory relationships with those persons having business relationships with it;

                                (iii) Shall promptly notify iManage of any
Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;

                                (iv) Shall not (A), except as contemplated by
Sections 2.7(b) and 2.8(b), issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (C) increase any compensation, make payment of cash bonuses to, or enter into or amend any employment agreement with any of its present or future officers, directors, employees or contractors except for normal increases consistent with past practice; (D) grant any severance or termination package to any employee, contractor or consultant; or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or, except as contemplated by Section 5.8, amend any existing employee benefit plan in any material respect;

                                (v) Shall not enter into any agreement or
transaction, or agree to enter into any agreement or transaction, including, without limitation, any transaction involving a merger, consolidation, joint venture, license agreement partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

                                (vi) With the exception of licenses entered into
in the ordinary course of business, shall not, without prior notice to iManage, transfer to any person or entity any rights to the Intellectual Property Rights;

                                (vii) Shall not violate in any material respect,
amend, or otherwise change the terms of any of the contracts set forth in the Disclosure Schedules;

                                (viii) Shall not commence a lawsuit other than
for: (A) the routine collection of bills (other than against customers or vendors of iManage and its Subsidiaries of which iManage or its counsel have received notice); (B) injunctive relief on the grounds that THOUGHTSTAR has suffered immediate and irreparable harm not compensable in money damages provided THOUGHTSTAR has obtained the prior written consent of iManage, such consent not to be unreasonably withheld; or (C) breach of this Agreement;

                                (ix) Shall not take any other action which could
reasonably be expected to cause a major customer or supplier or key employee or contractor to terminate its relationship with THOUGHTSTAR;

                        (b) Dividends; Changes in THOUGHTSTAR Common Stock. During the Interim Period, THOUGHTSTAR shall not and shall not propose (i) to declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect to any of its capital stock, (ii) to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of THOUGHTSTAR; or (iii) to repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock.

                        (c) Governing Documents. During the Interim Period, THOUGHTSTAR shall not amend its Certificate of Incorporation or Bylaws.

                        (d) Exclusivity; Acquisition Proposals.

                                (i) During the Interim Period, THOUGHTSTAR shall
not, directly or indirectly through any officer, director, employee, representative or agent of THOUGHTSTAR or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock or similar transactions involving THOUGHTSTAR other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"),
(ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal. THOUGHTSTAR represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an Acquisition Proposal without payment of any fee or other penalty.

                                (ii) During the Interim Period, THOUGHTSTAR
shall notify iManage immediately (and no later than twenty-four (24) hours) after receipt by THOUGHTSTAR (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of THOUGHTSTAR by any person or entity that informs THOUGHTSTAR that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                        (e) No Acquisitions. During the Interim Period, THOUGHTSTAR shall not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, except in the ordinary course of business consistent with prior practice.

                        (f) No Dispositions. During the Interim Period, THOUGHTSTAR shall not sell, lease, license or otherwise dispose of any of its assets, except in the ordinary course of business consistent with prior practice.

                        (g) Indebtedness. During the Interim Period, THOUGHTSTAR shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of THOUGHTSTAR or guarantee any debt securities of others, in each case other than, with prior written notice to iManage, in the ordinary course of business consistent with prior practice and other than the Loan (as defined in Section 6.5 below).

                5.2 Breach of Representations and Warranties. During the Interim Period, THOUGHTSTAR shall not take any action that would breach or cause to be inaccurate any of the representations and warranties set forth in Section 3. Promptly after becoming aware of the occurrence of or the pending or threatened occurrence of any event that could cause or constitute such a breach or inaccuracy, THOUGHTSTAR shall give detailed notice thereof to iManage and THOUGHTSTAR shall use its commercially reasonable efforts to prevent or remedy such breach or inaccuracy promptly.

                5.3 Consents. After execution of this Agreement, THOUGHTSTAR shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required for the constitution of the Merger including the unanimous written consent of the THOUGHTSTAR Shareholders to the Merger contemplated by this Agreement.

                5.4 Reasonable Efforts. THOUGHTSTAR shall use all reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

                5.5 Tax Returns. THOUGHTSTAR shall timely file or cause to be filed all tax returns, reports and information statements required to be filed by it.

                5.6 Access to Information. During the Interim Period, THOUGHTSTAR shall afford iManage and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to (a) all of its books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of THOUGHTSTAR as iManage may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.6 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of iManage to consummate the Merger.

                5.7 Delivery of Audited Financial Statements. THOUGHTSTAR shall have prepared and shall cause to be delivered to iManage within 20 days from the date of this Agreement, such audited financial statements of THOUGHTSTAR as iManage will be required to file with the SEC in a report on Form 8-K following the Effective Time of the Merger.

                5.8 Termination of 401(k) Plan. THOUGHTSTAR and its ERISA Affiliates each agrees to terminate, if applicable, its 401(k) plan immediately prior to Closing, unless iManage, in its sole and absolute discretion, agrees to sponsor and maintain such plan(s) by providing THOUGHTSTAR with written notice of such election at least three (3) days before the Effective Time. Unless iManage provides such notice to THOUGHTSTAR, iManage shall receive from THOUGHTSTAR evidence that THOUGHTSTAR's and each ERISA Affiliate's (as applicable) 401(k) plan has been terminated pursuant to resolutions of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of iManage), effective as of the day immediately preceding the Closing.

                5.9 Termination of Severance Plans. THOUGHTSTAR and its ERISA Affiliates, as applicable, each agrees to terminate any and all group severance, separation or salary continuation plans, programs or arrangements that are covered under ERISA immediately prior to Closing. iManage shall receive from THOUGHTSTAR evidence that such plan(s) have been terminated pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of iManage), effective as of the day immediately preceding the Closing.

        6. Covenants of iManage. During the Interim Period, iManage agrees (except to the extent that THOUGHTSTAR shall otherwise consent in writing) that:

                6.1 Breach of Representations and Warranties. iManage shall not take any action that would breach or cause to be inaccurate any of the representations and warranties set forth in Section 4. Promptly after becoming aware of the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, iManage shall give detailed notice thereof to THOUGHTSTAR and shall use its commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.

                6.2 Consents. After execution of this Agreement, iManage shall promptly apply for or otherwise seek, and use its reasonable efforts to obtain, all consents and approvals required or that THOUGHTSTAR may reasonably request for the consummation of the Merger. Notwithstanding the foregoing, in no event shall iManage or any of its affiliates have any obligation to divest, or agree to divest, any assets as a condition to obtaining any consent or approval necessary to consummate the Merger.

                6.3 Reasonable Efforts. iManage shall use its reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

                6.4 Access to Information. iManage shall respond to questions concerning information and financial statements contained in the SEC Documents and senior management of iManage shall, upon request, make a presentation to THOUGHTSTAR's Board of Directors and the THOUGHTSTAR Shareholders as to the business, condition and financial prospects of iManage; provided that information concerning iManage shall be limited to inquiry concerning information that has otherwise been publicly disclosed. iManage shall furnish all THOUGHTSTAR Shareholders with such information as is required to be furnished under Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, at the time or times and in the manner required by Regulation D. No information or knowledge obtained through such questions or presentations pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein or in the conditions to the obligations of THOUGHTSTAR to consummate the Merger.

                6.5 Loan to THOUGHTSTAR. iManage shall loan up to four hundred thousand dollars ($400,000) to THOUGHTSTAR (including the loan of one hundred fifty thousand dollars ($150,000) loaned by iManage to THOUGHTSTAR on March 23,
2000), as needed from time to time for working capital of THOUGHTSTAR (the "LOAN"); provided that on and after the date of this Agreement such amounts may only be expended with the prior approval of iManage, which shall not be unreasonably withheld. No amounts shall be advanced on the Loan on and after the date, if any, that this Agreement terminates pursuant to Section 9.1 or after any breach of or default under this Agreement by THOUGHTSTAR. Any monies so loaned by iManage shall be due and payable, together with accrued but unpaid interest, on the earlier of (x) day that is sixty (60) days following the termination of this Agreement pursuant to

Section 9.1, and (y) the date, if any, on which THOUGHTSTAR commits a breach of or default under this Agreement. Interest shall accrue on such Loan at the rate of Prime and one-quarter percent (0.25%) per annum, based on a 360 day year. ("PRIME" shall mean the variable rate of interest, per annum, most recently announced by Silicon Valley Bank as its "prime rate," whether or not such announced rate is the lowest rate available from such Bank.) The principal of, and accrued interest on the Loan is the "LOAN INDEBTEDNESS." The Loan shall be evidenced by a promissory note in the form attached as Exhibit E hereto. At the Effective Time of the Merger, the Loan Indebtedness shall be cancelled and all amounts due and owing the Loan shall be forgiven.

        In the event that the Closing has not occurred by May 5, 2000 for reasons related to iManage's failure to satisfy the conditions to the obligations of THOUGHTSTAR to effect the Merger or for reasons related to THOUGHTSTAR's failure to satisfy the conditions to the obligations of iManage to effect the Merger (other than failures by THOUGHTSTAR to satisfy the conditions set forth in Sections 5.7 and 8.2(a), (b) (to the extent within the control of THOUGHTSTAR), (c), (d), (e), (f), (g) (to the extent within the control of THOUGHTSTAR), (h), (k), (n) (except for the exercise of the Utah Technology Finance Corporation warrant) or (o)) and 8.5(g), and THOUGHTSTAR has insufficient funds to conduct its operations in the manner described in Article 5, then iManage shall make such additional loans to THOUGHTSTAR as iManage and THOUGHTSTAR reasonably mutually agree are required to enable THOUGHTSTAR to so conduct its operations. Any such additional loan shall be evidence by a promissory note in substantially the form of Exhibit E hereto and shall be subject to the terms and conditions set forth in this Section 6.5 and in the form of promissory note attached as Exhibit E hereto with respect to the Loan.

                6.6 Registration Rights Agreement. During the Interim Period iManage will use its reasonable efforts to seek the consent of existing holders of rights for the registration under the Securities Act of 1933, as amended, of shares of Common Stock of iManage held by them to an amendment and restatement of the existing registration rights agreement between iManage and such existing holders in the form of an Amended and Restated Registration Rights Agreement attached as Exhibit F. In the event such consent cannot be obtained, iManage shall seek the consent of such existing holders to an amendment and restatement of such agreement that would contain the provisions contained in section 1.5 of the form of agreement attached as Exhibit F, except that such section would not include the provisions of section 1.5 (c)(iv) and would not permit other holders of iManage securities to have their securities registered pursuant to Section
1.5. Such an amendment and restatement being referred to herein as the "REGISTRATION RIGHTS AGREEMENT".

        7. Additional Agreements. In addition to the foregoing, iManage and THOUGHTSTAR each agree to take the following actions after the execution of this
Agreement:

                7.1 Legal Conditions to the Merger. Each of the parties shall take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on such parties with respect to the Merger and will promptly cooperate with and furnish information to such other parties in connection with any such requirements imposed upon such other parties in connection with the Merger. Each of the parties shall take all reasonable actions to obtain (and to cooperate with such other parties in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by the parties in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Merger Agreement.

                7.2 Employee Stock Options. iManage will file a Form S-8 Registration Statement covering the shares of iManage Common Stock issuable upon the exercise of Continuing Key Employee Options within 150 days following the Closing Date and will use its reasonable efforts to cause such shares to be registered under the Securities Act and to maintain such registration in effect until the exercise or termination of all of the Continuing Key Employee Options.

                7.3 THOUGHTSTAR Employee Benefits. iManage shall take such actions as it deems appropriate to make available as promptly as is reasonably practicable to THOUGHTSTAR employees and contractors such benefits (including vacation, medical, dental, life and disability insurance, and participation in other company-wide plans) as are generally made available to employees of iManage, or benefits that taken as a whole are reasonably equivalent thereto, provided that this Section 7.3 shall not obligate iManage to maintain or continue any specific benefits in effect for any period of time, it being the intent of the parties solely to provide that the benefits to employees and contractors of THOUGHTSTAR be reasonably equivalent to the benefits to iManage employees and contractors as in effect from time to time. For purposes of determining the benefits to which THOUGHTSTAR employees and contractors are entitled to receive pursuant to the preceding sentence, THOUGHTSTAR employees and contractors shall be deemed to have worked for iManage for the same period as they have been employed by, or have been providing independent contractor services to, THOUGHTSTAR.

                7.4 Expenses.

                        (a) iManage shall pay its own costs, fees and expenses incurred in connection with the Merger, including all actions taken in connection therewith, including all legal and accounting costs, fees and expenses, whether or not the Merger is consummated.

                        (b) If the Merger is consummated, except to the extent set forth herein, neither iManage, Sub nor THOUGHTSTAR shall have any liability for any legal, accounting or investment banking costs, fees or expenses incurred by THOUGHTSTAR or its shareholders in connection with the Merger (including the cost of preparing the audited financials of THOUGHTSTAR required by Section 5.7) or any actions taken in connection therewith, and all such costs, fees and expenses being "TRANSACTION EXPENSES". The Transaction Expenses shall be the responsibility of the shareholders of THOUGHTSTAR (without limitation and regardless of any provision of Article 10).

                        (c) If the Merger is not consummated, THOUGHTSTAR and/or its shareholders shall pay all of their own costs, fees and expenses incurred in connection with the Merger and all actions taken in connection therewith, including all legal and accounting costs, fees and expenses.

                7.5 Additional Agreements. In case at any time after the Effective Time of the Merger any further action is reasonable and necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either iManage or THOUGHTSTAR, the proper officers and directors of each corporation which is a party to this Agreement shall take all such reasonable and necessary action.

                7.6 Public Announcements. iManage and THOUGHTSTAR shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency or prevent iManage from issuing any release when it believes it is legally required to do so.

                7.7 Confidentiality. Each party hereto shall treat, and shall cause its accountants, counsel and other representatives to treat, as confidential all confidential documents and information concerning the other party and its Subsidiaries furnished by the other party to such party in connection with the transactions contemplated by this Agreement, except to the extent that such information or documents (i) at the time of its disclosure to the receiving party by or on behalf of the disclosing party is already known or available to the receiving party or its Subsidiaries, provided that the receiving party or its Subsidiaries are not subject to similar restrictions of confidentiality as set forth herein with a third party with respect to such information; (ii) is or becomes known or available to the public other than as a result of an unauthorized disclosure by the receiving party or its directors, officers, employees, contractors, agents, representatives or advisors; (iii) becomes known or available to the receiving party or its Subsidiaries without similar restrictions of confidentiality as set forth herein from a source other than the disclosing party, provided that such source is not known by the receiving party, after reasonable inquiry, to be bound by a confidentiality agreement with, or without obligation of secrecy to, the disclosing party which would prohibit such disclosures to the receiving party by such other party; (iv) is independently generated by the receiving party or its Subsidiaries and not derived from confidential information; or (v) is required to be disclosed by the receiving party or its Subsidiaries by law, regulation, court order or other legal process, using the same standard of care to protect such confidential documents or information as is used by the receiving party to protect its own confidential data or information. Subject to the foregoing, each party hereto will not release or disclose such information or documents to any person other than its representatives in connection with this Agreement. In the event that any party or any of its representatives is requested or required to disclose any of the confidential information referred to above, such party will provide the other party with prompt notice of any such request or requirement so that the other party may seek a protective order or waive such party's compliance with this Section 7.7. If, failing the entry of a protective order or the receipt of a waiver hereunder, such party is, in the opinion of its counsel (which may be internal counsel), compelled to disclose such confidential documents or information, such party may, subject to prior notification thereof, disclose that portion of such confidential documents or information which its counsel advises that such party is compelled to disclose. In any event, any party hereto will not oppose action by, and such party will cooperate with, the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information. In the event of the termination of this Agreement, each party, and shall cause its representatives to, deliver to the other party the originals of all documents obtained by such party or on behalf of such party from the other party in connection with this Agreement, whether so obtained before or after the execution hereof, and such party shall, and shall cause its representatives to, destroy all copies thereof; provided, that counsel to each party shall be entitled to keep one copy of each such document for use in the event of litigation or arbitration. The obligations contained in this Section 7.7 shall terminate four years after the date hereof.

                7.8 NASD and SEC Filings. iManage shall use reasonable efforts to remain in compliance with the reporting obligations of all applicable governmental acts, rules and regulations of any Governmental Entity, including without limitation the Exchange Act and to remain listed on The Nasdaq National Market or other comparable exchange, to the extent necessary to permit iManage Common Stock to be traded under Rule 144. In addition, iManage shall file all appropriate documents and otherwise shall use reasonable efforts to cause the shares of iManage Common Stock issuable on the Merger to be listed on the Nasdaq National Market.

                7.9 Tax-Free Reorganization. iManage shall treat the Merger as a reorganization within the meaning of Section 368(a) of the Code, and shall comply with all reporting requirements related thereto. iManage and THOUGHTSTAR shall not take any action not otherwise contemplated by this Agreement and the exhibits hereto that would reasonably be expected to cause the Merger to fail to qualify as a reorganization.

                7.10 Indemnification.

                        (a) From and after the Effective Time of the Merger, iManage shall indemnify, defend and hold harmless the present and former officers, directors and employees of THOUGHTSTAR (collectively, the "INDEMNIFIED PARTIES") against all losses, expenses, claims, judgments, damages, liabilities or amounts that are paid in settlement of, with the approval of iManage (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, judgment, proceeding or investigation (a "CLAIM"), based in whole or in part on the fact that such person is or was such a director, officer or employee and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law).

                        (b) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain their regularly engaged independent legal counsel as of the date of this Agreement, or other independent legal counsel satisfactory to them provided that such other counsel shall be reasonably acceptable to iManage, (ii) iManage shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) iManage will use its reasonable efforts to assist in the vigorous defense of any such matter, provided that iManage shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 7.10, promptly upon learning of any such Claim, shall notify iManage (although the failure so to notify iManage shall not relieve iManage from any liability which iManage may have under this Section 7.10, except to the extent such failure prejudices iManage). The Indemnified Parties as a group may retain one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as reasonably determined by counsel to such Indemnified Parties) a conflict on any significant issue between the position of any two or more of such Indemnified Parties, in which event, an additional counsel may be retained by such Indemnified Parties.

        This Section 7.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on iManage, iManage's obligations pursuant to this Section 7.10 and its and their successors and permitted assigns.

                7.11 Notification of Certain Matters. During the Interim Period, THOUGHTSTAR shall give prompt written notice to iManage and Sub, and iManage and Sub shall give prompt written notice to THOUGHTSTAR, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by THOUGHTSTAR, iManage or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                7.12 Sandy Lease, American Express Obligations. From and after the Effective Time, iManage shall (i) use commercially reasonable efforts to cause David Carter to be released from any and all obligations pursuant to the Sandy Lease, including without limitation, by providing the landlord pursuant to such lease with an unconditional guaranty from iManage on commercially reasonable terms; provided that nothing in this clause 7.12 (i) shall relieve David Carter or THOUGHTSTAR from their obligations to cause the Sandy Lease to be assigned to Sub at the Effective Time, (ii) indemnify and hold David Carter harmless from any liability pursuant to or in connection with the Sandy Lease and (iii) reimburse Carter for any expenditures by or on behalf of THOUGHTSTAR made using Carter's American Express Card in the 90 day period preceding the Closing Date to the extent such expenditures were included in the financial statements delivered to iManage pursuant to Section 5.7 plus any additional expenditures during such 90 day period in an amount of up to $10,000; provided that prior to the Closing Date David Carter had not been reimbursed therefor by or on behalf of THOUGHTSTAR. This Section 7.12 is intended to be for the benefit of, and shall be enforceable by, David Carter, his heirs and personal representatives, and shall be binding on iManage and its successors and permitted assigns.

                7.13 Shareholder Representative. iManage shall indemnify David Carter for any and all claims brought by THOUGHTSTAR Shareholders against David Carter in respect of actions taken or omitted to be taken by him as contemplated by Section 2.3(a)(i)(B) and as the Shareholder Representative under the Escrow Agreement as contemplated by Article 10. This Section 7.13 is intended to be for the benefit of, and shall be enforceable by, David Carter, his heirs and personal representatives, and shall be binding on iManage and its successors and permitted assigns.

                7.14 [****]

                7.15 Notification of Certain Matters. THOUGHTSTAR shall give prompt written notice to iManage and Sub, and iManage and Sub shall give prompt written notice to THOUGHTSTAR, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by THOUGHTSTAR, iManage or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such disclosure shall be taken into account in determining whether the conditions to any parties' obligations to consummate the transactions contemplated by this Agreement have been satisfied, but such disclosure shall be deemed to supplement, modify and/or amend the Disclosure Schedules to this Agreement prior to the Effective Time of the Merger as of the date hereof solely for purposes of determining whether any party is liable for any indemnification pursuant to Article 10.

        8. Conditions Precedent.

                8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

                        (a) Legal Action. No temporary restraining order, preliminary injunction or permanent injunction or other order preventing or prohibiting the consummation of the Merger shall have been issued by any Federal or state court of competent jurisdiction and remain in effect, and no litigation seeking the issuance of such an order or injunction, or seeking the imposition against THOUGHTSTAR, the Surviving Corporation or iManage of substantial damages if the Merger is consummated, shall be pending that, in the good faith judgment of THOUGHTSTAR's or iManage's Board of Directors (acting upon the written opinion of their respective outside counsel) has a reasonable probability of resulting in such order, injunction or damages. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

                        (b) Statutes. No legal or regulatory action shall have been taken, and no statute, rule, regulation or order shall have been enacted, promulgated or issued applicable to the Merger by any Governmental Entity that would (i) make the consummation of the Merger illegal, (ii) prohibit iManage's or THOUGHTSTAR's ownership or operation of any portion of the business or assets of THOUGHTSTAR or iManage and its Subsidiaries, or compel iManage, Sub or THOUGHTSTAR to dispose of or hold separate any portion of the business or assets of THOUGHTSTAR or iManage and its Subsidiaries, as a result of the Merger, or
(iii) render


     ****CERTAIN INFORMATION ON THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

iManage, Sub or THOUGHTSTAR unable to constitute the Merger, except for any waiting period provisions.

                8.2 Conditions of Obligations of iManage and Sub. The obligations of iManage and Sub to effect the Merger are subject to the satisfaction of the following conditions, unless waived by iManage and Sub:

                        (a) Shareholder Approval. This Agreement and each of the Ancillary Agreements shall have been approved and adopted by the THOUGHTSTAR Shareholders.

                        (b) Representations and Warranties. The representations and warranties of THOUGHTSTAR set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement, and as of the Closing Date, as though made on and as of such date, except as otherwise contemplated by this Agreement, and iManage shall have received a certificate signed by the president of THOUGHTSTAR to such effect on the Closing Date.

                        (c) Registration Rights Agreement. The THOUGHTSTAR Shareholders shall have executed and delivered a registration rights agreement having the terms described in Section 6.6.

                        (d) Letters of Representation and Agreement. iManage shall have received a Letter of Representation and Agreement from each THOUGHTSTAR Shareholder regarding the shareholder's intent as to the shares of iManage Common Stock to be received on the Merger and other matters in the applicable form attached as Exhibit G hereto.

                        (e) Non-Solicitation and Non-Compete Agreements. iManage shall have received Consulting Agreements executed by David Carter in the forms attached as Exhibit C hereto.

                        (f) Employment Agreements. The Continuing Key Employees shall have executed their respective Employment Agreements. THOUGHTSTAR shall not be a party to any oral or written agreement, obligation or commitment with any employee, contractor or individual consultant or salesperson or consulting or sales or distribution agreement, contract or commitment with a firm or other organization that, as of the time immediately prior to the Effective Time of the Merger, is not terminable by THOUGHTSTAR on thirty (30) days' notice without liability.

                        (g) Performance of Obligations of THOUGHTSTAR. THOUGHTSTAR shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and the Merger Agreement prior to the Closing Date, and iManage shall have received a certificate signed by the President of THOUGHTSTAR to such effect.

                        (h) Opinion of THOUGHTSTAR's Counsel. iManage shall have received an opinion dated the Closing Date of Sonnenschein Nath & Rosenthal, counsel to THOUGHTSTAR, as to the matters set forth in Exhibit H.

                        (i) Material Adverse Change. There shall not have occurred any Material Adverse Change in the business condition, results of operations or prospects of THOUGHTSTAR between the date of this Agreement and the Closing Date. Without limitation to the foregoing, the audited financial statements delivered by THOUGHTSTAR pursuant to Section 5.7 of this Agreement, shall not be materially adversely different from the unaudited financial statements previously delivered by THOUGHTSTAR to iManage, and no adverse changes in the balance sheet of THOUGHTSTAR (including but not limited to cash distributions or material decreases in net assets), except as would occur in the ordinary course of business, shall have occurred between March 31, 2000 and the Closing Date.

                        (j) Third-Party Approvals. All consents or approvals required from third parties relating to contracts, licenses, leases and other instruments material to the business condition of THOUGHTSTAR shall have been obtained, including the assignment of all material contracts and other agreements of THOUGHTSTAR or, in the case of the Sandy Lease, David Carter, to Sub, effective at the Effective Time of the Merger.

                        (k) Dissenters Rights. No shares of outstanding THOUGHTSTAR Common Stock shall be held by persons entitled to elect dissenters' rights as to such shares.

                        (l) Repayment of Debt. All indebtedness for borrowed money of THOUGHTSTAR (including any current portion thereof) other than the Loan Indebtedness shall have been repaid at the Effective Time of the Merger, together with any interest, premium, if any, and fees thereon.

                        (m) Opinion as to Tax Matters. iManage shall have received an opinion dated as of the Closing Date of Gray Cary Ware & Freidenrich LLP, counsel to iManage, to the effect that the Merger will be treated as a "reorganization" within the meaning of Code Section 368(a). The parties to this Agreement agree to make such reasonable representations as are requested by such counsel for the purpose of rendering such opinion.

                        (n) Options and Warrants. All THOUGHTSTAR Options (except for Continuing Key Employee Options) and all outstanding THOUGHTSTAR Warrants shall have been exercised prior to the Closing. The Continuing Key Employees shall have entered into their respective Continuing Key Employee Option Agreements.

                        (o) Transaction Expenses. Prior to the Effective Time of the Merger, iManage shall have been provided with invoices that have been approved for payment by David Carter covering all Transaction Expenses and shall have received a certificate signed by an officer of THOUGHTSTAR dated the Closing Date to such effect.

                8.3 Conditions of Obligations of THOUGHTSTAR. The obligation of THOUGHTSTAR to effect the Merger is subject to the satisfaction of the following conditions unless waived by THOUGHTSTAR:

                        (a) Representations and Warranties. The representations and warranties of iManage and Sub set forth in this Agreement and the Merger Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of such date, except as otherwise contemplated by this Agreement, and THOUGHTSTAR shall have received a certificate signed by the chief executive officer or chief financial officer of iManage to such effect on the Closing Date.

                        (b) Registration Rights Agreement. iManage shall have executed and delivered a registration rights agreement having the terms described in Section 6.6.

                        (c) Consulting Agreement. iManage shall have executed and delivered the Consulting Agreements to David Carter in the forms attached as Exhibit C hereto.

                        (d) Employment Agreements. iManage shall have executed and delivered the Employment Agreements with the Continuing Key Employees.

                        (e) Performance of Obligations of iManage and Sub. iManage and Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to the Closing Date, and THOUGHTSTAR shall have received a certificate signed by the chief executive officer or chief financial officer of iManage to such effect.

                        (f) Material Adverse Change. There shall not have occurred any Material Adverse Change in the business, assets (including intangible assets), financial condition or results of operations of iManage and its Subsidiaries taken as a whole, between the date of this Agreement and the Closing Date.

                        (g) Opinion as to Tax Matters. THOUGHTSTAR shall have received an opinion dated as of the Closing Date of Sonnenschein Nath & Rosenthal, counsel to THOUGHTSTAR to the effect that the Merger will be treated as a "reorganization" within the meaning of Code Section 368(a). The parties to this Agreement agree to make such representations as are requested by such counsel for the purpose of rendering such opinion.

        9. Termination, Amendment and Waiver.

                9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the THOUGHTSTAR Shareholders:

                        (a) by mutual written consent of the Chief Executive Officers of iManage and THOUGHTSTAR;

                        (b) by either iManage or THOUGHTSTAR if such party is not in breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other party set forth in this Agreement and such breach of a representation, warranty, covenant or agreement has not been promptly cured within five business days after written notice thereof (provided that no cure period shall be required for a breach which by its nature cannot be cured); or

                        (c) by either iManage or THOUGHTSTAR if (i) the Merger shall not have been consummated before July 15, 2000 (provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time of the Merger to occur on or before such date); (ii) there shall be a final nonappealable order of a Federal or state court of competent jurisdiction in effect preventing or prohibiting the consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal.

If action is taken to terminate this Agreement pursuant to this Section 9.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

                9.2 Effect of Termination. In the event of termination of this Agreement by either THOUGHTSTAR or iManage as provided in Section 9.1, this Agreement and the Merger Agreement shall immediately become void and there shall be no liability or obligation on the part of iManage, Sub or THOUGHTSTAR or their respective officers, directors, shareholders, employees, contractors, agents or other representatives, except as set forth in Sections 6.5, 7.4, 7.7, 9 and 12 of this Agreement which shall remain in full force and effect and survive any termination of this Agreement, and except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                9.3 Amendment. This Agreement may be amended by iManage, Sub and THOUGHTSTAR or their respective successors or assigns, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the THOUGHTSTAR Shareholders but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of iManage, Sub and THOUGHTSTAR or their respective successors or assigns.

                9.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, iManage or THOUGHTSTAR, by action taken by its Board of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        10. Survival of Representations and Warranties; Indemnification; Liability.

                10.1 Survival of Representations and Warranties. All of the representations and warranties made by THOUGHTSTAR, iManage and Sub in this Agreement or in any instrument delivered pursuant to this Agreement (as modified by the Disclosure Schedules of THOUGHTSTAR) shall, subject to Section 9, survive the Merger and continue until 5:00 p.m., California time, on the date which is twelve months following the Closing Date (the "EXPIRATION DATE").

                10.2 Indemnification by and Liability of the THOUGHTSTAR Shareholders. The THOUGHTSTAR Shareholders agree, severally, to indemnify, defend and hold harmless iManage, Sub and their respective officers, directors and shareholders (the "INDEMNIFIED PARTIES") against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys', accountants' and expert witness' and the costs and expenses of enforcing this indemnification (hereafter individually a "LOSS" and collectively "Losses"), including without limitation, Losses resulting from the defense, settlement or compromise of a claim or demand or assessment incurred by such Indemnified Parties as a result of or with respect to a breach or inaccuracy of the representations or warranties of THOUGHTSTAR set forth in this Agreement or in the Disclosure Schedules, exhibits or other documents delivered pursuant hereto by THOUGHTSTAR or any failure by THOUGHTSTAR to perform or comply with any covenant contained herein or in any schedules, exhibits or other documents delivered pursuant hereto.

        Subject to Sections 10.3(e) and 10.5, from and after the Effective Time of the Merger, the remedies provided for in this Section 10 shall be the sole and exclusive remedies available to iManage or Sub against the THOUGHTSTAR Shareholders (or their respective successors and assigns) in the event of a breach by THOUGHTSTAR of any representation, warranty, covenant or agreement set forth in this Agreement.

                10.3 Limitations and Expiration. Notwithstanding the above, subject to Section 10.5.

                        (a) there shall be no liability for indemnification for any Losses under this Section 10 unless and until the aggregate amount of all Losses exceeds $50,000 (at which point the Indemnified Parties shall be entitled to be indemnified up to the total of all Losses, including the initial $50,000),

                        (b) there shall be no liability for indemnification under this Section 10 for any Losses or Escrow Transaction Expenses which, in the aggregate, exceed the value of ten percent (10%) of the aggregate value of the total Merger Consideration ("ESCROW AMOUNT"), except as provided in Section 10.3(c) below,

                        (c) an amount equal to the Escrow Amount shall be withheld from the Merger Consideration paid by iManage to the THOUGHTSTAR Shareholders (with the number of shares withheld from each THOUGHTSTAR Shareholder being proportional to the number of shares of THOUGHTSTAR Common Stock owned by each such THOUGHTSTAR Shareholder immediately prior to the Effective Time of the Merger) and shall be held in escrow to the

Expiration Date in a fund to be established and managed pursuant to an Escrow Agreement (the "ESCROW AGREEMENT") in which David Carter is appointed the Shareholder Representative (the "ESCROW FUND"), and the Escrow Fund shall be iManage's sole and exclusive remedy for any Losses,

                        (d) all claims for Losses paid to the Indemnified Parties shall be paid only from the Escrow Fund and any moneys remaining in the Escrow Fund at the Expiration Date shall be transferred to the THOUGHTSTAR Shareholders in proportion to their interests therein,

                        (e) nothing in this Agreement shall limit, in any manner (whether by time, amount, procedure or otherwise), any remedy at law or in equity to which iManage may be entitled as a result of actual fraud by any THOUGHTSTAR Shareholder, and

                        (f) the indemnification obligations under this Section 10 shall terminate on the later of (i) the Expiration Date, and (ii) the final resolution of any and all claims under this Agreement pending as of the Expiration Date.

                10.4 Indemnification Procedures. Upon obtaining knowledge of the institution of any action, proceeding, or other event which could give rise to a claim of indemnity pursuant to this Section 10, iManage shall promptly give written notice to the Shareholder Representative appointed pursuant to the Escrow Agreement. The notice shall describe the facts or alleged facts and the potential Loss or range of Loss if the Loss can be estimated. Except to the extent set forth below in this Section 10.4, if such claim or demand relates to a claim or demand asserted by a third party, iManage shall have the right, at the expense of the THOUGHTSTAR Shareholders, to employ counsel to defend such claim or demand and the THOUGHTSTAR Shareholders shall have the obligation to assist in the defense of any such claim or demand; provided that the THOUGHTSTAR Shareholders shall have no obligation to incur any expense in connection with such assistance, but any expense borne by iManage in obtaining such assistance shall be a Loss under this Article 10; provided further that any such settlement shall be subject to the approval of the Shareholder Representative, which approval will not be unreasonably withheld or delayed.

                iManage will keep the Shareholder Representative reasonably informed as to the status of any claim or demand asserted by a third party and shall allow the Shareholder Representative to participate in any proceeding with respect to such a claim, but at the expense of the Shareholder Representative or the THOUGHTSTAR Shareholders; provided that iManage shall remain in control in any such proceeding.

                10.5 Expenses. Notwithstanding the terms and provisions of
Section 10.3 above, any and all costs, fees and expenses to be borne by the shareholders of THOUGHTSTAR pursuant to Section 7.4 above, shall be paid by such shareholders without regard to the provisions of Section 10.3 above; none of the limitations of such Section 10.3 shall apply with respect to such costs, fees or expenses; and the payment of such costs, fees and expenses shall not reduce the Escrow Amount. iManage may, at its election, apply monies in the Escrow Fund to all or any portion of any Loss suffered by it by reason of a breach of or default under Section 7.4, but iManage shall not be required to do so and may seek recovery for any such Loss from any other source, including any asset of any THOUGHTSTAR Shareholder outside of the Escrow Fund.

        11. Further Acts. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, approvals, immunities, powers and franchises of THOUGHTSTAR and Sub, the parties hereto, and the officers and directors thereof (as applicable), are fully authorized in the name of their respective corporations or otherwise to take, and they agree to take, all such necessary action.

        12. Miscellaneous.

                12.1 Assignment. The rights hereunder shall not be assignable and the duties and obligations hereunder shall not be delegable by any party without the prior written consent of the parties. Nothing contained in or implied from this Agreement is intended to confer any rights or remedies upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, unless expressly stated herein to the contrary.

                12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

                12.3 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, couriered via overnight courier, or, if mailed, when mailed by United States certified or registered mail, prepaid, or sent via facsimile to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by any party to the other):

              iManage or Sub:              iManage, Inc.
                                           Suite 400
                                           2121 South El Camino Real
                                           San Mateo, CA 94403
                                           Attn:  Chief Financial Officer
                                           Facsimile No.:  650-356-1994

              with a copy to:              Gray Cary Ware & Freidenrich LLP
                                           400 Hamilton Avenue
                                           Palo Alto, CA 94301-1825
                                           Attn:  Victoria W-Y Lee, Esq.
                                           Facsimile No.:  650-327-3699

              THOUGHTSTAR:                 THOUGHTSTAR, INC.
                                           45 West 10000 South, Suite 415
                                           Sandy, UT 84070
                                           Attn:  David L. Carter

                                           Facsimile No.:  801-255-4775

              with a copy to:              Sonnenschein Nath & Rosenthal
                                           8000 Sears Tower
                                           Chicago, IL 60606
                                           Attn:  Michael D. Rosenthal, Esq.
                                           Facsimile No.:  312-876-7934

                12.4 Expenses. Except as set forth in Section 7.4, all expenses incurred by either party in connection with the execution and performance of this Agreement shall be the obligation of and shall be paid by such party.

                12.5 Attorneys' Fees. In any litigation or arbitration relating to this Agreement, including litigation or arbitration with respect to any instrument, document or agreement made under or in connection with this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

                12.6 Dispute Resolution. The parties will negotiate in good faith to resolve any dispute between them regarding the Agreement. If such negotiations do not resolve the dispute to the satisfaction of both parties, then an officer of iManage and David Carter shall meet in person and alone (except for one other assistant allowed for each party) and shall attempt in good faith to resolve the dispute within twenty (20) days of a request for such meeting. This meeting shall be a required prerequisite before either party may seek judicial or governmental resolution of the dispute. In the event no agreement can be reached on such dispute within thirty (30) days after the meeting of the senior executives between the two parties, either party may institute legal action.

                12.7 Successors and Assigns. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of the parties, their respective heirs, personal representatives, and permitted successors and assigns.

                12.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                12.9 Captions and Headings. Captions and headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

                12.10 Entire Agreement. This Agreement, together with the exhibits and schedules to this Agreement and the other documents contemplated hereby, constitute the final written expression of the agreement among the parties, and is a complete and exclusive statement of those terms, subject to any amendments prepared and executed in accordance with Section 12.11 hereof. It supersedes all prior understandings and negotiations concerning the matters specified herein and therein. Any representations, promises, warranties or statements made by any party that differ in any way from the terms of this written Agreement and the exhibits and schedules to this Agreement and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the others, that there are no additional or supplemental agreements between them related in any way to the matters contained in this Agreement unless specifically included or referred to in this Agreement.

                12.11 Waivers. Any party hereto may by written notice to the other parties, (i) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement; or (iv) waive performance of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

                12.12 Severability. If one or more provisions of this Agreement are held to be illegal, void or unenforceable by a court of competent jurisdiction under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

                12.13 Immediately Prior to the Effective Time of the Merger. Except for the purposes of Sections 2.7 and 2.8 the term "immediately prior to the Effective Time of the Merger" shall be deemed to give effect to the transactions contemplated by Sections 2.7(b) and 2.8(b) to the extent such actions are actually taken.


                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                                   iMANAGE, INC.

                                   By:     /s/ Mahmood Panjwani
                                      ------------------------------------------
                                      Name:     Mahmood Panjwani
                                      Title:    President and Chief Executive
                                                Officer

                                   NETRIGHT TECHNOLOGIES, INC.

                                   By:     /s/ Mahmood Panjwani
                                      ------------------------------------------
                                      Name:     Mahmood Panjwani
                                      Title:    President and Chief Executive
                                                Officer

                                   THOUGHTSTAR, INC.

                                   By:     /s/ David Carter
                                      ------------------------------------------
                                      Name:     David Carter
                                      Title:    President and Chief Executive
                                                Officer